Exhibit 4.7 – Facility Agreement relating to the £400,000,000 multicurrency revolving credit agreement dated February 9, 2004

THIS AGREEMENT is dated 9 February, 2004 between:-

(1)	TOMKINS FINANCE PLC (Registered No. 04805031) as a borrower and a guarantor (the “Original Borrower”);

(2)	TOMKINS PLC (Registered No. 203531) (the “Company”);

(3)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 as banks (the “Banks”); and

(4)	THE ROYAL BANK OF SCOTLAND PLC as agent (in this capacity the “Agent”).

IT IS AGREED as follows:-

1.	INTERPRETATION

1.1	Definitions

In this Agreement:-

“Additional Borrower” means a member of the Group which becomes a Borrower in accordance with Clause 26 (Changes to the Parties).

“Affiliate” means a Subsidiary or a holding company (as defined in Section 736 of the Companies Act 1985) of a person or any other Subsidiary of that holding company.

“Agent’s Fee Letter” means the letter dated the date of this Agreement between the Agent and the Original Borrower setting out the amount of the fee referred to in Clause 20.2 (Agent’s fee).

“Agent’s Spot Rate of Exchange” means the Agent’s spot rate of exchange for the purchase of the relevant Optional Currency in the London foreign exchange market with Sterling at or about 11.00 a.m. on a particular day.

“Balance Sheet” means, at any time, the latest published audited consolidated balance sheet of the Group.

“Borrower” means the Company, the Original Borrower or an Additional Borrower.

“Borrower Accession Agreement” means a letter in the form of Part II of Schedule 5 with such amendments as the Agent may approve or reasonably require.

“Business Day” means a day (other than a Saturday or a Sunday):

(a)	on which banks are open for general business in:

(i)	London; and

(ii)	in relation to a transaction involving an Optional Currency (other than euros), the principal financial centre of the country of that Optional Currency; and

(b)	in relation to a transaction involving euros, a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer System (“TARGET”) is operating.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commitment” means:

(a)	in relation to a Bank which is a Bank on the date of this Agreement, the amount in Sterling set opposite its name in Schedule 1 and the amount of any other Bank’s Commitment acquired by it under Clause 26 (Changes to the Parties); and

(b)	in relation to a Bank which becomes a Bank after the date of this Agreement, the amount of any other Bank’s Commitment acquired by it under Clause 26 (Changes to the Parties),

to the extent not cancelled, transferred or reduced under this Agreement.

“Commitment Period” means the period from the Effective Date up to and including the Final Repayment Date.

“Dangerous Substance” means any radioactive emissions and any natural or artificial substance (whether in solid or liquid form or in the form of a gas or vapor and whether alone or in combination with any other substance) capable of causing harm to man or any other living organism or damaging the environment or public health or welfare including but not limited to any controlled, special, hazardous, toxic, radioactive or dangerous waste.

“Default” means an Event of Default or an event which, with the giving of notice, lapse of time, determination of materiality or fulfilment of any other applicable condition (or any combination of the foregoing), would constitute an Event of Default.

“Drawdown Date” means the date of the advance of a Loan.

“Effective Date” means the date of the cancellation in full of the Existing Facility.

“Environmental Approvals” means all licences, authorisations, consents or permits of any kind required pursuant to any Environmental Laws to which any member of the Group is subject.

“Environmental Claim” means any claim by any person as a result of or in connection with any violation of Environmental Law or any Environmental Contamination which could give rise to any remedy or penalty (whether interim or final) or liability for any Obligor or any Finance Party.

“Environmental Contamination” means each of the following and their consequences:

(a)	any release, emission, leakage or spillage of any Dangerous Substance into any part of the environment; or

(b)	any accident, fire, explosion or sudden event which is directly or indirectly caused by or attributable to any Dangerous Substance; or

(c)	any other pollution of the environment.

“Environmental Law” means any national or supranational law, regulation or directive concerning the protection of human health or the environment or concerning Dangerous Substances.

“Environmental License” means any authorisation by any Environmental Law.

“ERISA” means the United States Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means each trade or business, whether or not incorporated, that would be treated as a single employer with any Obligor under section 414 of the United States Internal Revenue Code of 1986, as amended. When any provision of this Agreement relates to a past event, the term “ERISA Affiliate” includes any person that was an ERISA Affiliate of an Obligor at the time of that past event.

“EURIBOR” means:

(a)	the applicable Screen Rate; or

(b)	if no Screen Rate is available for the relevant period, the arithmetic mean of the rates (rounded to five decimal places with 0.000005 being rounded upwards) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the European interbank market, at or about 11.00 a.m. Brussels time on the applicable Rate Fixing Day for the offering of deposits in euros for a period comparable to the relevant Term.

“euro” means the single currency of the Participating Member States.

“Event of Default” means an event specified as such in Clause 18.1 (Events of Default).

“Existing Facility” means the existing syndicated facility listed at Schedule 7.

“Facility ” means the multicurrency revolving credit facility referred to in Clause 2.1(A) (Facility).

“Facility Office” means the office(s) notified by a Bank to the Agent:-

(a)	on or before the date it becomes a Bank; or

(b)	by not less than five Business Days’ notice,

as the office(s) through which it will perform all or any of its obligations under this Agreement.

“Final Repayment Date” means the fifth anniversary of the date of this Agreement, provided that if such day is not a Business Day, notwithstanding Clause 10.6 (Non-Business Days), it shall be the preceding Business Day.

“Finance Document” means this Agreement, the Agent’s Fee Letter, a Novation Certificate, a Borrower Accession Agreement, a Resignation Letter or any other document designated as such by the Agent and the Company.

“Finance Party” means a Bank or the Agent.

“Financial Indebtedness” means any indebtedness in respect of:-

(a)	moneys borrowed;

(b)	any debenture, bond, note, loan stock or other security;

(c)	any acceptance credit (including any dematerialised equivalent);

(d)	receivables sold or discounted (otherwise than on a non-recourse basis);

(e)	the acquisition cost of any asset to the extent payable before or after the time of acquisition or possession by the party liable where the advance or deferred payment is arranged primarily as a method of raising finance or financing the acquisition of that asset but excluding normal trade credit;

(f)	any lease which is accounted for as a finance lease in accordance with the accounting principles and standards applied in the Original Group Accounts;

(g)	any currency swap or interest swap, cap or collar arrangement or any other derivative instrument, taking into account at any time only the net indebtedness of any member of the Group under the relevant instrument at that time; or

(h)	any guarantee, indemnity or similar assurance against financial loss of any person,

but excluding any back to back borrowing arrangements where there is a legal right of set-off.

“Foreign Borrower” means a Borrower incorporated outside England and Wales.

“Group” means the Company and its Subsidiaries.

“Guarantor” means the Company and the Original Borrower.

“Investment Grade” means a rating by Standard & Poor’s Rating Services, Inc. of BBB- and above, or by Moody’s Investor Services of Baa3 and above, or by Duff & Phelps of BBB- and above or by Fitch IBCA of BBB and above.

“LIBOR” means:

(a)	the applicable Screen Rate; or

(b)	if no Screen Rate is available for the relevant currency and period, the arithmetic mean (rounded to five decimal places with 0.000005 being rounded upwards) of the rates, as supplied to the Agent at its request, quoted by the Reference Banks to leading banks in the London interbank market; and

at or about 11.00 a.m. on the applicable Rate Fixing Day for the offering of deposits in the currency of the relevant Loan for a period comparable to its Term.

“Loan” means a loan made or to be made under the Facility, or the principal amount outstanding for the time being of that loan.

“Majority Banks” means, at any time, Banks:

(a)	whose participations in the Loans then outstanding aggregate more than 66 2/3 per cent. of all the Loans then outstanding; or

(b)	if there are no Loans then outstanding, whose Commitments then aggregate more than 66 2/3 per cent. of the Total Commitments; or

(c)	if there are no Loans then outstanding and the Total Commitments have been reduced to nil, whose Commitments aggregated more than 66 2/3 per cent. of the Total Commitments immediately before the reduction.

“Mandatory Cost” means the cost imputed to the Banks of compliance with the regulations of the Bank of England, the Financial Services Authority or other reserve or mandatory liquid asset costs or special deposit costs during each Term under this Agreement including any reserve asset requirements of the Central European Bank expressed as a rate per annum determined in accordance with Schedule 3.

“Margin” means 0.475 per cent. per annum.

“Multiemployer Plan” means a “multiemployer plan” within the meaning of section 3(37) or 4001(a)(3) of ERISA.

“Novation Certificate” has the meaning given to it in Clause 26.3 (Procedure for novations).

“Obligor” means a Borrower or a Guarantor.

“Optional Currency” means U.S. Dollars, euros or any other currency (other than Sterling) which is for the time being freely transferable and convertible into Sterling and deposits of which are readily available in the London interbank market.

“Original Group Accounts” means the audited consolidated accounts of the Group for the year ended 31st December, 2002.

“Original Sterling Amount” means:-

(a)	the principal amount of a Loan denominated in Sterling; or

(b)	the principal amount of a Loan denominated in an Optional Currency translated into Sterling on the basis of the Agent’s Spot Rate of Exchange on the date of receipt by the Agent of the Request for that Loan.

“Participating Member State” means a member state of the European Union that adopts or has adopted the euro in accordance with legislation of the European Union relating to European Monetary Union.

“Party” means a party to this Agreement.

“Permitted Security Interest” means any of the following:

(a)	any lien or right of set-off arising by operation of law in the ordinary course of business and securing obligations not more than 30 days overdue;

(b)	any Security Interest which constitutes a right of any bank or financial institution to apply any credit balance maintained by any member of the Group with that bank or financial institution against any other amount payable or to become payable to such bank or financial institution (or any of its Subsidiaries or its holding company or any other Subsidiary of that holding company) by that or any other member of the Group pursuant to a cash management or cash pooling scheme entered into by members of the Group with that bank in connection with the relevant Group members’ ordinary banking arrangements;

(c)	any conditional sale or title retention arising under or pursuant to any contract for the purchase of goods entered into in the normal course of trading and in circumstances where the relevant beneficiary does not attempt any registration of the relevant interest under section 395 of the Companies Act 1985;

(d)	any Security Interest created with the prior written consent of the Majority Banks;

(e)	any Security Interest affecting assets of the Group as at the date of this Agreement and disclosed to the Agent prior to the date of this Agreement, except to the extent that the principal amount of indebtedness secured by such Security Interest is increased thereafter;

(f)	any Security Interest over or affecting any property where such property is acquired by a member of the Group after the date of this Agreement, being a Security Interest subject to which such property is acquired, provided that (i) such Security Interest was not created in contemplation of such acquisition and (ii) the principal amount thereof secured has not been increased in contemplation of, or since the date of, such acquisition;

(g)

any Security Interest over or affecting any property of any company or other legal entity which becomes a member of the Group after the date of this Agreement where such security is created prior to the date on which such company or other legal entity becomes a member of the Group provided that (i) such Security Interest was not created in contemplation of such company or other legal entity becoming a member of the Group and (ii) the principal amount thereby secured has not been increased in contemplation of, or since the date of, such company or other legal entity becoming a member of the Group;

(h)	any Security Interest over any assets (or documents of title thereto) acquired by a member of the Group after the date of this Agreement (other than from another member of the Group) and created or subsisting as security for, or for indebtedness incurred to finance, all or part of the price of the acquisition, development, redevelopment, modification or improvement of such property or assets and which Security Interest does not secure any other liability;

(i)	any Security Interest created or remaining outstanding to secure the refinancing of any indebtedness which was permitted to be secured in accordance with the provisions of paragraphs (b) to (h) of this definition where the principal amount thereby secured has not been increased above the then outstanding amount of indebtedness refinanced;

(j)	any Security Interest over (i) goods or documents of title to goods or the proceeds of sale of goods in favour of any bank or other financial institution arising under or pursuant to any arrangements entered into in the ordinary course of business in connection with the financing of the purchase or sale of such goods by means of documentary credits, or (ii) any sum payable under any contract (or over any security representing such sum or otherwise issued pursuant to such sum or otherwise issued pursuant to such contract) in respect of which substantially all of the price receivable by a member of the Group is guaranteed or insured by, or is part of a scheme operated by, the Export Credits Guarantee Department of the Department of Trade and Industry or any other governmental department in any country fulfilling a similar function to secure the financing of such contract;

(k)	any Security Interest granted by one member of the Group (other than a Borrower) to another member of the Group; and

(l)	any Security Interest not falling within paragraphs (a) to (k) above securing indebtedness not exceeding 5 per cent. of Tangible Consolidated Net Worth.

“Plan” means an “employee benefit plan” within the meaning of section 3(3) of ERISA maintained by any Obligor or any ERISA Affiliate currently or at any time within the last five years, or to which any Obligor or any ERISA Affiliate is required to make payments or contributions or has made payments or contributions within the past five years.

“Qualifying Bank” means:

(a)	a bank as defined in section 840A of the Income and Corporation Taxes Act 1988 and which is within the charge to U.K. corporation tax as regards any interest received by it under this Agreement; or

(b)

in respect of a Borrower, a financial institution lending through itself or any other branch, affiliate or agency if, at the time such financial institution becomes a Party, the financial institution or affiliate (as the case may be) is a resident in a country with which the United Kingdom has an appropriate double Taxation treaty pursuant to which a Borrower, upon receiving an appropriate direction from the UK Inland Revenue, will be permitted to pay interest in respect of advances made by that financial institution under this Agreement without any withholding of United Kingdom income tax.

“Rate Fixing Day” means:-

(a)	the Drawdown Date for a Loan denominated in Sterling; or

(b)	the second Business Day before the Drawdown Date for a Loan denominated in an Optional Currency (other than euros);or

(c)	the second TARGET Business Day before the Drawdown Date for a Loan denominated in euros,

or, in each case, such other day on which it is market practice in the London interbank market for leading banks to give quotations for deposits in the relevant currency for delivery on the first day of the relevant Term.

“Reference Banks” means, subject to Clause 26.5 (Reference Banks), the Agent, BNP Paribas and HSBC Bank plc.

“Regulation D Costs” means the cost of complying with Regulation D of the Board of Governors of the Federal Reserve System of the US (or any successor).

“Relevant Period” means each period of twelve months ending on either the last day of the Company’s financial year or the last day of the Company’s financial half-year.

“Relevant Subsidiary” means, at any time, any Subsidiary of the Company:

(a)	whose total assets (consolidated in the case of a Subsidiary which itself has a Subsidiary) represent not less than 15 per cent. of the total assets of the Group (as shown in the then latest audited consolidated financial statements of the Group); and/or

(b)	whose turnover (consolidated in the case of a Subsidiary which itself has a Subsidiary) represents not less than 5 per cent. of the consolidated turnover of the Group (as shown in the then latest audited consolidated financial statements of the Group); and/or

(c)	to which has been transferred (whether by one transaction or a series of transactions, whether related or not) the whole or substantially the whole of the assets of a Subsidiary which, immediately prior to such transactions or any of such transactions, was a Relevant Subsidiary by virtue of paragraph (a) or (b) above, in the case of a Subsidiary, as calculated from the then latest annual financial statements (consolidated or, as the case may be, unconsolidated), audited if prepared, of that Subsidiary.

“Repayment Date” means the last day of a Term.

“Reportable Event” means any of the events set forth in section 4043 of ERISA or the related regulations (other than an event in relation to which the requirement to give notice of that event is waived by any regulation).

“Request” means a request for a Loan substantially in the form of Schedule 4.

“Reservations” means:

(a)	the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court,

(b)	the time barring of claims under the Limitation Act 1980,

(c)	any determination or certificate made or given pursuant to any provision of this Agreement which provides for such determination or certificate to be conclusive to be shown to have been incorrect, unreasonable, or arbitrary or not to have been given or made in good faith,

(d)	the award of enforcement costs is a discretionary remedy,

(e)	undertakings to pay stamp duty may be void under the Stamp Act 1891,

(f)	the limitation of validity and/or enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting the rights of creditors,

(g)	if an English court were to construe any provision of this Agreement as being in the nature of a penalty, such provision would not be held to be valid and binding, and

(h)	defences of set-off or counterclaim and similar principles.

“Resignation Letter” means a letter substantially in the form set out in Schedule 8 (Form of Resignation Letter).

“Rollover Loan” means, in relation to a particular date, one or more Loans:

(a)	whose Drawdown Date is the same as the Repayment Date of one or more existing Loans;

(b)	where (i) the aggregate principal amount (or, if in a currency different from the principal amount referred to in (ii) below, the aggregate Original Sterling Amount) of the Loans are the same as or less than (ii) the aggregate outstanding principal amount (if in a currency different from the principal amount referred to in (i) above, translated into Sterling on the basis of the Agent’s Spot Rate of Exchange on the date of receipt by the Agent of the Request for those Loans) of all existing Loans whose Repayment Date is the same as that Drawdown Date; and

(c)	all of the proceeds of which are to be used to refinance all or part of the existing Loans referred to in (a) and (b) above.

“Security Interest” means any mortgage, pledge, lien, charge, assignment by way of security, hypothecation or security interest or any other agreement or arrangement having a similar effect.

“Screen Rate” means:

(a)	in relation to LIBOR, the average British Bankers Association Interest Settlement Rate for the relevant currency and period; and

(b)	in relation to EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period,

displayed on the appropriate page of either the Telerate or Reuters screen as agreed between the Agent and the Company prior to the date of this Agreement. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Company and the Banks.

“Sterling” means the lawful currency for the time being of the U.K.

“Subsidiary” means:-

(a)	a subsidiary within the meaning of Section 736 of the Companies Act 1985; and

(b)	unless the context otherwise requires, a subsidiary undertaking within the meaning of Section 258 of the Companies Act 1985.

“Tangible Consolidated Net Worth” means at any time the aggregate (without double counting) of:-

(a)	the amount paid up or credited as paid up on the issued share capital of the Company; and

(b)	the amount standing to the credit of the consolidated capital and revenue reserves of the Group;

based on the Balance Sheet but adjusted by:-

(i)	adding any amount standing to the credit of the profit and loss account for the Group for the period ending on the date of the Balance Sheet, to the extent not included in sub-paragraph (b) above and to the extent the amount is not attributable to any dividend or other distribution declared, recommended or made by any member of the Group;

(ii)	deducting any amount standing to the debit of the profit and loss account for the Group for the period ending on the date of the Balance Sheet;

(iii)	deducting any amount attributable to goodwill or any other intangible asset;

(iv)	reflecting any variation in the amount of the issued share capital of the Company and the consolidated capital and revenue reserves of the Group after the date of the Balance Sheet;

(v)	reflecting any variation in the interest of the Company in any other member of the Group since the date of the Balance Sheet;

(vi)	excluding any amount attributable to minority interests;

(vii)	eliminating inconsistencies between the accounting principles applied in connection with the Balance Sheet and those applied in connection with the Original Group Accounts; and

adding to the aggregate Tangible Consolidated Net Worth otherwise provided in this definition, the difference between the amount of any provision for deferred Tax calculated according to Financial Reporting Standard No. 19 and that which would have been required to be provided by virtue of Statement of Standard Accounting Practices No. 15.

All the terms used in this definition are to be calculated in accordance with the accounting standards and principles applied in connection with the Original Group Accounts. If there is a dispute as to any interpretation of or computation for this definition above, the interpretation or computation of the auditors of the Company prevails.

“TARGET” means the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System.

“Target Business Day” means a day on which TARGET is operating.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Term” means the period selected in a Request for which a Loan is to be outstanding or the period determined under this Agreement for which an overdue amount is calculated.

“Total Commitments” means the aggregate of the Commitments of all the Banks, being £400,000,000 at the date of this Agreement.

“U.K.” means the United Kingdom.

“Unlawful Payment” means any unlawful payment, commission, bribe, pay-off or kickback.

“U.S. Borrower” means a Borrower incorporated in any of the States of the United States of America or the District of Columbia.

“U.S. Dollars” means the lawful currency for the time being of the United States of America.

1.2	Construction

(A)	In this Agreement, unless the contrary intention appears, a reference to:-

(i)	an “amendment” includes a supplement, novation or re-enactment without material modification and “amended” is to be construed accordingly;

“assets” includes present and future properties, revenues and rights of every description;

an “authorisation” includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration and notarisation;

“know your customer requirements” are the checks that a Finance Party requests in order to meet its obligations under applicable money laundering regulations to identify a person who is (or is to become) its customer;

a “material adverse effect” means a material adverse effect on the ability of the Company to perform its obligations under Clause 17.15 (Financial covenants) or the Borrowers taken as a whole to perform their payment obligations under any of the Finance Documents;

a “month” is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	if there is no numerically corresponding day in the month in which that period ends, that period shall end on the last Business Day in that calendar month; or

(b)	if a Term commences on the last Business Day of a calendar month, that Term shall end on the last Business Day in the calendar month in which it is to end;

a “person” includes any individual, company, unincorporated association or body of persons (including a partnership, joint venture or consortium), government, state agency, international organisation or other entity;

a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(ii)	a provision of a law is a reference to that provision as amended or re-enacted and includes any subordinate legislation;

(iii)	a Clause or a Schedule is a reference to a clause of or a schedule to this Agreement;

(iv)	a person includes its successors, transferees and assigns;

(v)	a Finance Document or another document is a reference to that Finance Document or other document as amended; and

(vi)	a time of day is a reference to London time.

(B)	Unless the contrary intention appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(C)	The index to and the headings in this Agreement are for convenience only and are to be ignored in construing this Agreement.

(D)	Except as provided in a Finance Document, the terms of a Finance Document may be enforced only by a party to it and the operation of the Contracts (Rights of Third Parties) Act 1999 is excluded.

(E)	The Finance Documents contain the complete agreement between the parties on the matters to which they relate and, following the Effective Date, supersede all prior commitments, agreements and undertakings whether written or oral on those matters.

2.	THE FACILITY

2.1	Facility

(A)	Subject to the terms of this Agreement, the Banks grant to the Borrowers a committed multicurrency revolving credit facility up to an aggregate Original Sterling Amount not exceeding the Total Commitments.

(B)	Notwithstanding the above provisions of this Clause 2.1, a Bank may procure that one of its Affiliates may make a Loan to a U.S. Borrower if to do so would mean that that Borrower avoids having to make any withholding or deduction in respect of any Tax.

(C)	This Agreement shall become effective on the Effective Date.

2.2	Overall facility limit

(A)	The aggregate Original Sterling Amount of all outstanding Loans shall not, at any time, exceed the Total Commitments.

(B)	No Bank is obliged to participate in a Loan if it would cause the Original Sterling Amount of its participations in the Loans to exceed its Commitment.

2.3	Nature of a Finance Party’s rights and obligations

(A)	The obligations of a Finance Party under the Finance Documents are several. Failure by a Finance Party to carry out those obligations does not relieve any other Party of its obligations under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(B)	The rights of a Finance Party under the Finance Documents are divided rights. A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce those rights.

2.4	Change of Currency

If a change in any currency of a country occurs, this Agreement will be amended to the extent the Agent specifies it to be necessary to reflect the change in currency and to put the Banks in the same position, so far as possible, that they would have been in if no change in currency had occurred.

3.	PURPOSE

Each Borrower shall apply each Loan made to it under the Facility towards:

(A)	the financing of working capital needs and the refinancing of any of its outstanding Financial Indebtedness; and

(B)	the Group’s general corporate purposes (including any activity approved by the shareholders at a general meeting of the Company and any acquisition (other than a hostile acquisition)).

Without affecting the obligations of any Obligor in any way, no Finance Party is bound to monitor or verify the application of the proceeds of any Loan.

4.	CONDITIONS PRECEDENT

4.1	Documentary conditions precedent

No Borrower may deliver the first Request until the Agent has notified the Company and the Banks that it has received all of the documents and evidence set out in Part I of Schedule 2 in form and substance satisfactory to the Agent.

4.2	Further conditions precedent

The obligations of each Bank to participate in any Loan are subject to the further conditions precedent that:-

(A)	on both the date of the Request and the Drawdown Date for that Loan:-

(i)	the representations and warranties in Clause 16 (Representations and warranties) to be repeated on those dates are correct and will be correct immediately after the Loan is made; and

(ii)	no Event of Default or, in the case of any Loan other than a Rollover Loan, no Default is outstanding or might result from the Loan; and

(B)	the making of the Loan would not cause Clause 2.2 (Overall facility limit) to be contravened.

5.	DRAWDOWN

5.1	Receipt of Requests

A Borrower may borrow a Loan during the Commitment Period if the Agent receives, not later than 11.00 a.m. three Business Days before the proposed Drawdown Date or, if the Loan is to be denominated in Sterling, not later than 11.00 a.m. one Business Day before the proposed Drawdown Date, a duly completed Request. Each Request is irrevocable.

5.2	Completion of Requests

A Request for a Loan will not be regarded as having been duly completed unless:-

(A)	the Drawdown Date is a Business Day falling on or before the Final Repayment Date;

(B)	if the currency selected is Sterling, the amount of the Loan is:-

(i)	a minimum of £5,000,000 and an integral multiple of £5,000,000; or

(ii)	the balance of the undrawn Total Commitments; or

(iii)	such other amount as the Agent may agree;

(C)	if the currency selected is an Optional Currency, the amount of the Loan is:

(i)	an integral multiple of 5,000,000 of the largest currency unit of that Optional Currency but at least the equivalent of £5,000,000; or

(ii)	the balance of the undrawn Total Commitments; or

(iii)	such other amount as the Agent may agree;

(D)	the amount selected under paragraph (B) or (C) above does not cause Clause 2.2 (Overall facility limit) to be contravened;

(E)	the currency selected complies with Clause 9 (Optional Currencies);

(F)	if only one Term is specified, it:

(i)	does not extend beyond the Final Repayment Date; and

(ii)	is a period of one, two, three or six months or any other period agreed by the Company and the Banks; and

(G)	the payment instructions comply with Clause 10 (Payments).

Each Request for a Loan must specify one Loan only, but a Borrower may, subject to the other terms of this Agreement, deliver more than one Request for Loans on any one day. Unless otherwise agreed by the Agent, no more than ten (10) Loans may be outstanding at any time.

5.3	Advance of Loan

(A)	The Agent shall promptly notify each Bank of the details of the requested Loan and the amount of its participation in the Loan.

(B)	Subject to the terms of this Agreement, each Bank shall make its participation in the Loan available to the Agent for the relevant Borrower in the currency in which it is to be borrowed, on the relevant Drawdown Date.

(C)	The amount of each Bank’s participation in the Loan will be the proportion of the Loan which its Commitment bears to the Total Commitment on the proposed Drawdown Date.

6.	REPAYMENT

6.1	Repayment of Loans

Each Borrower shall repay each Loan made to it in full on its Repayment Date to the Agent for the Banks.

6.2	Re-borrowing

Subject to the other terms of this Agreement, any amount repaid under this Clause 6 may be re-borrowed.

7.	PREPAYMENT AND CANCELLATION

7.1	Automatic cancellation

The outstanding Commitment of each Bank shall be automatically cancelled at close of business in London on the Final Repayment Date.

7.2	Voluntary cancellation

The Company may, by giving not less than 10 Business Days’ prior notice (or such shorter period as the Majority Banks agree) to the Agent, cancel the unutilised portion of the Total Commitments in whole or in part (but, if in part, in a minimum Original Sterling Amount of £5,000,000 and an integral multiple of £5,000,000). Any cancellation of the Total Commitments in part shall be applied against the Commitment of each Bank pro rata.

7.3	Mandatory prepayment

(A)	If a change of ownership of any of the equity share capital (as defined in the Companies Act 1985) of the Company results in any single person or group of persons acting in concert (as defined in the City Code on Takeovers and Mergers) acquiring more than 50 per cent. in nominal value of the same the Company shall notify the Agent (who shall promptly notify the Banks) specifying, so far as it is able, the identity of the person or persons acquiring or having acquired the relevant amount of equity share capital.

(B)	Each Bank may, within 30 days of the Company notifying the Agent under paragraph (A) above, by notice to the Company:

(i)	cancel its Commitment;

(ii)	demand that its participation in all the outstanding Loans, together with accrued interest thereon, any sum payable in accordance with Clause 23.2 (Other indemnities) and all other amounts payable to it under the Finance Documents on the date specified in that notice be due and payable at a date no earlier than the date falling 60 days after the Company has notified the Agent under paragraph (A) above.

(C)	In the circumstances described in paragraph (A) above, a Bank shall not be obliged to fund a Loan (except for a Rollover Loan).

7.4	Voluntary prepayment

Any Borrower may, by giving not less than 10 Business Days’ prior notice to the Agent, prepay any Loan made to it (subject to Clause 23.2 (Other indemnities)) in whole or in part (but, if in part, in a minimum Original Sterling Amount of £5,000,000 and an integral multiple of an Original Sterling Amount of £5,000,000). Any such prepayment shall be applied pro rata against the Commitment of each Bank.

7.5	Additional right of prepayment and cancellation

If:

(A)	any Obligor is required to pay to a Bank any additional amount under Clause 11 (Taxes); or

(B)	the Company is required to pay to a Bank any amount under Clause 13 (Increased costs),

then, without prejudice to the obligations of any Obligor under those Clauses, the Company may, whilst the circumstances continue, serve a notice of prepayment and cancellation on that Bank through the Agent. On the date falling five Business Days after the date of service of the notice:-

(i)	each Borrower shall prepay that Bank’s participation in all the Loans made to it; and

(ii)	the Commitment of that Bank shall be cancelled.

7.6	Miscellaneous provisions

(A)	Any notice of prepayment and/or cancellation under this Agreement is irrevocable. The Agent shall notify the Banks promptly of receipt of any such notice.

(B)	All prepayments under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to Clause 23.2 (Other indemnities), without premium or penalty.

(C)	No prepayment or cancellation is permitted except in accordance with the express terms of this Agreement.

(D)	Without prejudice to the right of a Borrower to re-borrow under Clause 6.2 (Re-borrowing), no amount prepaid under this Agreement may subsequently be re-borrowed.

(E)	No amount of the Total Commitments cancelled under this Agreement may subsequently be reinstated.

8.	INTEREST

8.1	Interest rate

The rate of interest on each Loan for its Term is the rate per annum determined by the Agent to be the aggregate of the applicable:-

(A)	Margin;

(B)	LIBOR or (in the case of a Loan denominated in euro) EURIBOR; and

(C)	Mandatory Cost.

8.2	Non-Business Days

If a Term would otherwise end on a day which is not a Business Day, that Term shall instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

8.3	Due dates

Except as otherwise provided in this Agreement, accrued interest on each Loan is payable by the relevant Borrower on its Repayment Date and also, in the case of a Loan with a Term longer than six months, on the dates falling at six monthly intervals after its Drawdown Date.

8.4	Default interest

(A)	If an Obligor fails to pay any amount payable by it under the Finance Documents, it shall forthwith on demand by the Agent pay interest on the overdue amount from the due date up to the date of actual payment, as well after as before judgment, at a rate (the “default rate”) determined by the Agent to be one per cent. per annum above the higher of:-

(i)	the rate on the overdue amount under Clause 8.1 (Interest rate) immediately before the due date (if of principal); and

(ii)	the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for such successive Terms of such duration as the Agent may determine (each a “Designated Term”).

(B)	The default rate will be determined by the Agent on each Business Day or the first day of, or two Business Days before the first day of, the relevant Designated Term, as appropriate.

(C)	If the Agent determines that deposits in the currency of the overdue amount are not at the relevant time being made available by the Reference Banks to leading banks in the London interbank market, the default rate will be determined by reference to the cost of funds to the Agent from whatever sources it selects.

(D)	Default interest will be compounded at the end of each Designated Term.

8.5	Notification of rates of interest

The Agent shall promptly notify each relevant Party of the determination of a rate of interest under this Agreement.

9.	OPTIONAL CURRENCIES

9.1	Selection

(A)	A Borrower (or the Company on behalf of a Borrower) shall select the currency of a Loan in the relevant Request.

(B)	The currency of each Loan must be Sterling or an Optional Currency.

(C)	The Agent shall notify each Bank of the currency and the Original Sterling Amount of each Loan and the applicable Agent’s Spot Rate of Exchange promptly after they are ascertained.

9.2	Revocation of currency

If, before 9.30 a.m. on any Rate Fixing Day for any Loan, the Agent receives notice from a Bank that:

(A)	it is impracticable for the Bank to fund its participation in the relevant Loan in the relevant Optional Currency during its Term in the ordinary course of business in the London interbank market; and/or

(B)	the use of the proposed Optional Currency might contravene any law or regulation,

the Agent shall give notice to the Company and to the Banks to that effect before 11.00 a.m. on that day. In this event:

(i)	the Company and the Banks may agree that the drawdown will not be made; or

(ii)	in the absence of agreement, that Bank’s participation in the Loan (or, if more than one Bank is similarly affected, those Banks’ participations in the Loan) shall be treated as a separate Loan denominated in Sterling during the relevant Term.

10.	PAYMENTS

10.1	Place

All payments by an Obligor or a Bank under the Finance Documents shall be made to the Agent to its account at such office or bank in a principal financial centre of a country of the relevant currency (or, in relation to euro, in a principal financial centre in a Participating Member State or London) as it may notify to that Obligor or Bank for this purpose. Notwithstanding the above, all payments by the Company to the Agent under Clause 20 (Fees) and 21 (Expenses) shall be made direct to the Agent in the manner agreed by the Banks, the Agent and the Company.

10.2	Funds

Payments under the Finance Documents to the Agent shall be made for value on the due date at such times and in such funds as the Agent may specify to the Party concerned as being customary at the time for the settlement of transactions in the relevant currency in the place for payment.

10.3	Distribution

(A)	Each payment received by the Agent under this Agreement for another Party shall, subject to paragraphs (B) and (C) below, be made available by the Agent to that Party by payment (on the date and in the currency and funds of receipt) to its account with such office or bank:

(i)	in the principal financial centre of a country of the relevant currency; or

(ii)	in the case of euros in the principal financial centre of a Participating Member State or London,

as it may notify to the Agent for this purpose by not less than five Business Days’ prior notice.

(B)	The Agent may apply any amount received by it for an Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from an Obligor under the Finance Documents or in or towards the purchase of any amount of any currency to be so applied.

(C)

Where a sum is to be paid to the Agent under the Finance Documents for the account of another Party, the Agent is not obliged to pay that sum to that Party until it has established that it has actually received that sum. The Agent may, however, assume that the sum has been paid to it in accordance with this Agreement and, in reliance on that assumption, make available to that Party a corresponding amount. If the sum has not been made available but the Agent has paid a corresponding amount to another Party, that Party shall forthwith on demand refund the corresponding amount to the Agent together with interest on that amount from the date of payment to the date of receipt, calculated at a rate determined by the Agent to reflect its cost of funds.

10.4	Currency

(A)	A repayment or prepayment of a Loan or any part of a Loan is payable in the currency in which the Loan is denominated on its due date.

(B)	Interest is payable in the currency in which the relevant amount in respect of which it is payable is denominated.

(C)	Amounts payable in respect of costs, expenses, Taxes and the like are payable in the currency in which they are incurred.

(D)	Any other amount payable under the Finance Documents is, except as otherwise provided in this Agreement, payable in Sterling.

10.5	Set-off and counterclaim

All payments made by an Obligor under the Finance Documents shall be made without set-off or counterclaim.

10.6	Non-Business Days

(A)	If a payment under the Finance Documents is due on a day which is not a Business Day, the due date for that payment shall instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(B)	During any extension of the due date for payment of any principal under this Agreement interest is payable on the principal at the rate payable on the original due date.

10.7	Partial payments

(A)	If the Agent receives a payment insufficient to discharge all the amounts then due and payable by the Obligors under the Finance Documents, the Agent shall apply that payment towards the obligations of the Obligors under the Finance Documents in the following order:-

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(B)	The Agent shall, if so directed by all the Banks, vary the order set out in sub-paragraphs (A)(ii) to (iv) above.

(C)	Paragraphs (A) and (B) above will override any appropriation made by an Obligor.

11.	TAXES

11.1	Gross-up

All payments by an Obligor under the Finance Documents shall be made without any deduction and free and clear of and without any deduction for or on account of any Taxes, except to the extent that that Obligor is required by law to make payment subject to any Taxes. If any Tax or amounts in respect of Tax must be deducted, or any other deductions must be made, from any amounts payable or paid by an Obligor, or paid or payable by the Agent to a Bank, under the Finance Documents, that Obligor shall (subject to Clause 11.3 (Qualifying Banks)) pay such additional amounts as may be necessary to ensure that the relevant Bank receives a net amount equal to the full amount which it would have received had payment not been made subject to Tax or any other deduction.

For the purposes of this Clause 11, unless otherwise indicated, the term “Tax” shall not include any Tax on the overall net income. The term “Tax on the overall net income” shall mean any Tax imposed on a person’s net income, branch profit tax, branch interest tax, including any franchise Tax imposed in lieu thereof, net profits or gains, by any state or federal authority in the United States in which that person is organised, has its principal office, or has its applicable lending office.

11.2	Tax receipts

All Taxes required by law to be deducted by an Obligor from any amounts paid or payable under the Finance Documents shall be paid by that Obligor when due and that Obligor shall, within 15 days of the payment being made, deliver to the Agent for the relevant Bank evidence satisfactory to that Bank (including all relevant Tax receipts) that the payment has been duly remitted to the appropriate authority.

11.3	Qualifying Banks

(A)	Subject to paragraph (B) below, if a Bank is not or ceases to be a Qualifying Bank no Obligor will be liable to pay to that Bank under Clause 11.1 (Gross-up) any amount in respect of Taxes levied or imposed by the U.K. or any Taxing authority of or in the U.K. in excess of the amount it would have been obliged to pay if that Bank had been or had not ceased to be a Qualifying Bank.

(B)	Paragraph (A) above does not apply if a Bank ceases to be a Qualifying Bank as a result of the introduction of, change in, or any change in the interpretation, administration or application of, any law or regulation or any practice or concession of the U.K. Inland Revenue occurring after the date of this Agreement (or occurring after the date when that Bank became a party to this Agreement, if later).

(C)	Subject to paragraph (D) below, no Obligor shall be obliged to gross up under Clause 11.1 (Gross-up) if it would not have needed to do so if a Bank had promptly taken all steps it is able to take under the relevant double Taxation agreement or under regulations or other requirements imposed by the Inland Revenue in order to obtain payment of any amount payable under the Finance Documents to that Bank without deduction of U.K. Tax.

(D)	Each Obligor which makes a payment to which a Bank is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make a payment without deduction of U.K. Tax.

11.4	Tax Credits

If an Obligor pays any additional amount (a “Tax Payment”) under Clause 11.1 (Gross-up) and any Bank effectively obtains, utilises and fully retains a refund of Tax, or credit against Tax on its overall net income, by reason of that Tax Payment (a “Tax Credit”), on an affiliated group basis and the Bank is able to identify that Tax Credit as being attributable to that Tax Payment, then the Bank shall as soon as practicable reimburse to the relevant Obligor such amount as it shall determine to be the proportion of that Tax Credit as will leave it (after that reimbursement) in no better or worse position than it would have been in if that Tax Payment had not been required. Each Bank shall not be obliged to disclose any information regarding its Tax affairs or computations to any Obligor nor shall anything in this Clause 11.4 (Tax credits) interfere with the right of any Bank to arrange its Tax affairs in whatever manner it thinks fit.

11.5	Confirmation by Banks

Each Bank confirms on the date of this Agreement or (if later) on the date it becomes a party to this Agreement that it is a Qualifying Bank and agrees that it shall promptly notify the Company if it becomes aware that any such confirmation ceases to be correct.

11.6	U.S. Taxes

(A)	No Obligor shall be required to pay any additional amount pursuant to Clause 11.1 (Gross-up) in respect of United States Taxes (including, without limitation, federal, state, local or other income Taxes), branch profits or franchise Taxes with respect to a sum payable by it pursuant to the Finance Documents to a Bank if:

(i)	on the date such Bank becomes a Party to this Agreement or has designated a new Facility Office either:

(a)

in the case of a Bank which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code), such Bank is not entitled to submit a Form W-8 BEN (relating to such Bank and claiming a complete exemption from withholding on interest payable pursuant to this Agreement) or a Form W-8 ECI (relating to interest payable pursuant to this Agreement) (or successor forms) with respect to interest payable pursuant to this Agreement; if the form provided by a Bank at the time such Bank first becomes a party to this

Agreement (or has designated a new Facility Office) indicates a United States withholding Tax in excess of zero, withholding Tax at such rate shall be considered excluded from Taxes and no additional amount shall be paid in respect of such amounts; or

(b)	in the case of a Bank which is a United States person (as such term is defined in Section 7701(a)(30) of the Code), Clause 11.1 (Gross-up) would apply (other than as a result of the introduction of, suspension, withdrawal or cancellation of, or change in the official interpretation, administration or official application of, any law, regulation having the force of law, Tax treaty or any published practice or published concession of the United States Internal Revenue Service or any other relevant Taxing or fiscal authority in any jurisdiction with which the relevant Bank has a connection, occurring after the date the Bank becomes a Party to this Agreement or has designated a new Facility Office); or

(c)	such Bank is subject to such Tax by reason of any connection between the jurisdiction imposing such Tax and the Bank or its Facility Office other than a connection arising solely from this Agreement or any transaction contemplated hereby; or

(ii)	such Bank has failed to submit any form, certificate or other information with respect to such sum payable that it was required to file pursuant to paragraph (B) or (C) below and is entitled to file under applicable law.

(B)	If a Bank is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) it shall (if and to the extent that it is entitled to do so under applicable law) submit, as soon as reasonably practicable after it has become a Party to this Agreement or designated a new Facility Office, in duplicate to the relevant Obligor duly completed and signed copies of Form W-8 BEN of the United States Internal Revenue Service (relating to such Bank and claiming complete exemption from withholding on all amounts (to which such withholding would otherwise apply) to be received by such Bank, including fees, pursuant to this Agreement in connection with any borrowing by that Obligor) as a result of a Tax treaty concluded with the United States or Form W-8 ECI of the United States Internal Revenue Service (relating to all amounts (to which such withholding would otherwise apply) to be received by such Bank, including fees, pursuant to this Agreement in connection with any borrowing by the relevant Obligor). Thereafter and from time to time upon the reasonable request of an Obligor, such Bank shall (if and to the extent that it is entitled to do so under applicable law) submit to the relevant Obligor such additional duly completed and signed copies of one or the other such forms (or such successor forms as shall be adopted from time to time by the relevant United States Taxation authorities) or any additional information, in each case as may be required under then current United States law or regulations to claim the inapplicability of or exemption from United States withholding Taxes on payments in respect of all amounts (to which such withholding would otherwise apply) to be received by such Bank, including fees, pursuant to this Agreement in connection with any borrowing by that Obligor.

(C)	If a Bank is a United States person (as such term is defined in Section 7701(a)(30) of the Code) it shall upon the reasonable request of an Obligor, as soon as practicable after it has become a Party to this Agreement or designated a new Facility Office, and thereafter upon the reasonable request of an Obligor, submit in duplicate to the relevant Obligor a certificate to the effect that it is such a United States person and shall (if and to the extent that it is entitled to do so under applicable law) upon the reasonable request of the relevant Obligor submit any additional information that may be necessary to avoid United States withholding Taxes on all payments, including fees, (to which such withholding would otherwise apply) to be received pursuant to this Agreement in connection with any borrowing by the relevant Obligor.

12.	MARKET DISRUPTION

(A)	If LIBOR or EURIBOR (as applicable) are to be determined by reference to the Reference Banks but a Reference Bank does not supply an offered rate by 11.30 a.m. on the Rate Fixing Day, the applicable LIBOR or EURIBOR shall, subject to paragraph (B) below, be determined on the basis of the quotations of the remaining Reference Banks.

(B)	If, in relation to any proposed Loan:

(i)	LIBOR or EURIBOR (as applicable) are to be determined by reference to the Reference Banks but no, or only one, Reference Bank supplies a rate by 11.30 a.m. on the Rate Fixing Day or the Agent otherwise determines that adequate and fair means do not exist for ascertaining the applicable LIBOR or EURIBOR; or

(ii)	the Agent receives notification from Banks whose participations in a Loan exceed 30 per cent. of that Loan that, in their opinion:-

(a)	matching deposits may not be available to them in the London interbank market or, in the case of euros, in the European interbank market, in the ordinary course of business to fund their participations in that Loan for the relevant Term; or

(b)	the cost to them of matching deposits in the London interbank market or, in the case of euros, in the European interbank market would be in excess of the relevant LIBOR or EURIBOR (as applicable), for the relevant Term, the Agent shall promptly notify the Company and the relevant Borrower and the Banks of the fact and that this Clause 12 is in operation.

(C)	After any notification under paragraph (B) above:-

(i)	the relevant Loan(s) shall still be made but shall have a Term of one month and the interest payable on the relevant Loan(s) shall be determined in accordance with sub-paragraphs (ii) to (vi) below;

(ii)	promptly after receipt of the notification, the Company and the Agent shall enter into negotiations in good faith for a period of not more than 30 days with a view to agreeing a substitute basis for determining the rate of interest and/or funding applicable to any Loan affected by the notification;

(iii)	any substitute basis agreed under sub-paragraph (ii) above shall be, with the prior consent of all the Banks, binding on all the Parties;

(iv)	if no substitute basis is agreed under sub-paragraph (ii) above, each Bank (through the Agent) shall certify on or before the last day of the Term to which the notification relates an alternative basis for maintaining its participation in the Loan(s) to which the notification relates;

(v)	any alternative basis referred to in sub-paragraph (iv) above may include an alternative method of fixing the interest rate, alternative Term or alternative currencies but it must reflect the cost to the Banks of funding their participation in the Loan(s) to which the notification relates from whatever sources each relevant Bank may reasonably select (each Bank’s cost of funding being certified by that Bank with a copy to the Agent) plus the applicable Margin and any Mandatory Costs; and

(vi)	each alternative basis so certified shall be binding on the Borrowers and the certifying Bank and treated as part of this Agreement.

13.	INCREASED COSTS

13.1	Increased costs

(A)	Subject to Clause 13.2 (Exceptions), the Company shall forthwith on notification by the Agent in accordance with Clause 13.4 (Increased costs claims) pay that Finance Party the amount of any increased cost incurred by it or any of its Affiliates as a result of:

(i)	the introduction of, or any change in, or any change in the interpretation or application of, any law or regulation; or

(ii)	compliance with any regulation made after the date of this Agreement,

(including any law or regulation relating to Taxation, change in currency of a country or reserve asset, special deposit, cash ratio, liquidity or capital adequacy requirements or any other form of banking or monetary control).

(B)	In this Agreement “increased cost” means:-

(i)	an additional cost incurred by a Finance Party or any of its Affiliates as a result of it having entered into, or performing, maintaining or funding its obligations under, this Agreement; or

(ii)	that portion of an additional cost incurred by a Finance Party or any of its Affiliates in making, funding or maintaining all or any advances comprised in a class of advances formed by or including that Finance Party’s participations in the Loan made or to be made by it under this Agreement as is attributable to that Finance Party making, funding or maintaining those participations; or

(iii)	a reduction in any amount payable to a Finance Party or any of its Affiliates or the effective return to a Finance Party or any of its Affiliates under this Agreement or (to the extent that it is attributable to this Agreement) on its capital; or

(iv)	the amount of any payment made by a Finance Party or any of its Affiliates, or the amount of interest or other return foregone by a Finance Party or any of its Affiliates, calculated by reference to any amount received or receivable by a Finance Party or any of its Affiliates from any other Party under this Agreement.

13.2	Exceptions

Clause 13.1 (Increased costs) does not apply to any increased cost:-

(A)	compensated for by the payment of the Mandatory Cost;

(B)	compensated for by the operation of Clause 11 (Taxes) or which would have been compensated for under that Clause but which was not so compensated because of one of the exceptions set out in that Clause;

(C)	attributable to any change in the rate of, or change in the basis of calculating, Tax on the overall net income of a Bank (or the overall net income of a division or branch of the Bank) imposed in the jurisdiction in which its principal office or Facility Office is situate; and

(D)	which arises from a Bank negligently or wilfully contravening or exceeding any operating limits or other restrictions in existence on the date of this Agreement imposed on it by any competent authority.

13.3	Regulation D Costs

Each U.S. Borrower shall, promptly upon demand by the Agent pay to it for the Banks the amount of any Regulation D Costs actually incurred by the Banks in respect of any Loan made by them to that U.S. Borrower. Any such demand shall contain reasonable details of the calculation of the relevant Regulation D Costs.

13.4	Increased costs claims

A Bank intending to make a claim pursuant to Clause 13.1 (Increased costs) shall notify the Agent of its claim whereupon the Agent shall promptly notify the Company thereof. Any such claim shall contain reasonable details of the calculation of the relevant increased cost, provided that nothing herein shall require such Bank to disclose any confidential information relating to the organisation of its affairs.

14.	ILLEGALITY AND MITIGATION

14.1	Illegality

If it is or becomes unlawful in any jurisdiction for a Bank to give effect to any of its obligations as contemplated by this Agreement or to fund or maintain any Loan, then:-

(A)	the Bank may notify the Company through the Agent accordingly; and

(B)

(i)     each Borrower shall forthwith prepay all the participations of that Bank or (if possible) the part of the participation of that Bank which represents the amount which it has or will become unlawful for the relevant Bank to fund in all the Loans made to it; and

(ii)    the Commitment of that Bank shall forthwith be cancelled in full or, where applicable, the level of the Commitment of that Bank shall be reduced to such level as is lawful for that Bank to maintain.

14.2	Mitigation

If circumstances arise in respect of any Finance Party which would, or would upon the giving of notice, result in:

(A)	an Obligor being obliged to pay to or for the account of that Finance Party additional amounts pursuant to Clause 11.1 (Gross-up) or 13.1 (Increased costs); or

(B)	a Borrower being obliged to prepay that Finance Party’s participation in any Loan pursuant to Clause 14.1 (Illegality),

then, without in any way limiting, reducing or otherwise qualifying that Obligor’s obligations under Clauses 11.1 (Gross-up), 13.1 (Increased costs) or 14.1 (Illegality), the relevant Finance Party shall, in consultation with the Agent and the Company, use reasonable endeavours in good faith for a period not exceeding 30 days to take such steps as may be open to it to remove such circumstances or mitigate the consequences to the relevant Obligor thereof, including (without limitation) changing its Facility Office to one in another jurisdiction or transferring its rights and obligations under this Agreement to another institution, unless in any such case to do so might (in the reasonable opinion of that Finance Party) be prejudicial to that Finance Party.

15.	GUARANTEE

15.1	Guarantee

Each Guarantor irrevocably and unconditionally:-

(A)	as principal obligor, guarantees to each Finance Party prompt performance by each Borrower of all its obligations under the Finance Documents;

(B)	undertakes with each Finance Party that whenever a Borrower does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall forthwith on demand by the Agent pay that amount as if that Guarantor instead of the relevant Borrower were expressed to be the principal obligor; and

(C)	indemnifies each Finance Party on demand against any loss or liability suffered by it if any obligation guaranteed by a Guarantor is or becomes unenforceable, invalid or illegal.

15.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of all sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

15.3	Reinstatement

(A)	Where any discharge (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made in whole or in part or any arrangement is made on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation or otherwise without limitation, the liability of each Guarantor under this Clause 15 shall continue as if the discharge or arrangement had not occurred.

(B)	Each Finance Party may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.

15.4	Waiver of defences

The obligations of each Guarantor under this Clause 15 will not be affected by any act, omission, matter or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Clause 15 or prejudice or diminish those obligations in whole or in part, including (whether or not known to it or any Finance Party):-

(A)	any time or waiver granted to, or composition with, any Obligor or other person;

(B)	the release of any Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(C)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(D)	any incapacity or lack of powers, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(E)	any variation (however fundamental) or replacement of a Finance Document or any other document or security so that references to that Finance Document in this Clause 15 shall include each variation or replacement;

(F)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security, to the intent that each Guarantor’s obligations under this Clause 15 shall remain in full force and its guarantee be construed accordingly, as if there were no unenforceability, illegality or invalidity; or

(G)	any postponement, discharge, reduction, non-provability or other similar circumstance affecting any obligation of any Obligor under a Finance Document resulting from any insolvency, liquidation or dissolution proceedings or from any law, regulation or order so that each such obligation shall for the purposes of each Guarantor’s obligations under this Clause 15 shall be construed as if there were no such circumstance.

15.5	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 15.

15.6	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:-

(A)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(B)	hold in a suspense account (bearing interest at normal commercial rates) any moneys received from any Guarantor or on account of a Guarantor’s liability under this Clause 15.

15.7	Non-competition

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, no Guarantor shall, after a claim has been made or by virtue of any payment or performance by it under this Clause 15:-

(A)	be subrogated to any rights, security or moneys held, received or receivable by any Finance Party (or any trustee or agent on its behalf) or be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of any Guarantor’s liability under this Clause 15;

(B)	claim, rank, prove or vote as a creditor of any Obligor or its estate in competition with any Finance Party (or any trustee or agent on its behalf); or

(C)	receive, claim or have the benefit of any payment, distribution or security from or on account of any Obligor, or exercise any right of set-off as against any Obligor,

unless the Agent otherwise directs. Each Guarantor shall hold in trust for and forthwith pay or transfer to the Agent for the Finance Parties any payment or distribution or benefit of security received by it contrary to this Clause 15.7 or as directed by the Agent.

15.8	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other security now or hereafter held by any Finance Party.

16.	REPRESENTATIONS AND WARRANTIES

16.1	Representations and warranties

Each Obligor makes the representations and warranties set out in this Clause 16 to each Finance Party by reference to itself and, in addition, the Company makes those representations and warranties by reference to each member of the Group.

16.2	Status

(A)	It is a limited liability company, duly incorporated and validly existing under the laws of the jurisdiction of its incorporation; and

(B)	it has the power to own its assets and carry on its business as it is being conducted.

16.3	Powers and authority

It has the power to enter into and perform, and has taken all necessary action to authorise the entry into, performance and delivery of, the Finance Documents to which it is or will be a party and the transactions contemplated by those Finance Documents.

16.4	Legal validity

Each Finance Document to which it is or will be a party constitutes, or when executed in accordance with its terms will constitute, its legal obligation enforceable (subject to the Reservations) in accordance with its terms.

16.5	Non-conflict

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not:-

(A)	conflict with any relevant law or regulation or judicial or official order binding on it; or

(B)	conflict with its constitutional documents; or

(C)	conflict with any document which is binding upon it or any of its assets.

16.6	No default

(A)	No Event of Default is outstanding or might result from the making of any Loan; and

(B)	no other event is outstanding which constitutes a default under any document which is binding on it or any of its assets to an extent or in a manner which might have a material adverse effect.

16.7	Authorisations

All authorisations required in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, the Finance Documents have been obtained or effected (as appropriate) and are in full force and effect.

16.8	Accounts

(A)	(i) In the case of the Company, the audited consolidated accounts of the Group most recently delivered to the Agent (which, at the date of this Agreement, are the Original Group Accounts):-

(a) have been prepared in accordance with accounting principles and practices generally accepted in the U.K. consistently applied; and

(b) give a true and fair view of the consolidated financial condition of the Group as at the date to which they were drawn up; and

(ii)	there has been no material adverse change in the consolidated financial condition of the Group since the date to which those accounts were drawn up.

(B)	(i) In the case of each Obligor (other than the Company), its audited accounts most recently delivered to the Agent:-

(a)	have been prepared in accordance with accounting principles and practices generally accepted in the jurisdiction of its incorporation consistently applied; and

(b)	fairly represent its financial condition as at the date to which they were drawn up; and

(ii)	there has been no material adverse change in the financial condition of that Obligor since the date to which those accounts were drawn up.

16.9	Insolvency

No Obligor is unable to pay its debts as they fall due, has commenced negotiations with any one or more of its creditors with a view to the rescheduling of its indebtedness or has made a general assignment for the benefit of or a composition with its creditors.

16.10	Litigation

Except as disclosed to the Agent in writing before the date of this Agreement, no litigation, arbitration or administrative proceedings are current or, to its knowledge, pending which are likely to be adversely determined and which could, if adversely determined, reasonably be expected to have a material adverse effect.

16.11	Information

(A)	All of the written factual information supplied by it to the Agent relating to any member of the Group in connection with the Finance Documents was, on the date on which it was supplied, true in all material respects and not misleading in any material respect and there are no facts or matters not disclosed in writing to the Agent the omission of which makes any such factual information inconsistent or misleading in any material respect.

(B)	Nothing has occurred since the date the information was provided which renders such information untrue or misleading in any material respect and which, if disclosed, could reasonably be expected to affect the decision of a person considering whether to enter into this Agreement.

16.12	Environmental matters

(A)	It is and has been in compliance with all applicable Environmental Laws (including, without limitation, any Environmental Laws or Environmental Approvals relating to property of any Borrower in the U.S.) which, if not complied with, would be reasonably likely to have a material adverse effect.

(B)	It has, and is in compliance with the terms of, all Environmental Approvals necessary for the ownership and operation of its facilities and businesses as presently owned and operated which, if not obtained or complied with, would be reasonably likely to have a material adverse effect.

(C)	No Dangerous Substances have been used, disposed of, generated, stored, transported, dumped, deposited, buried or emitted at, on, from or under any premises (owned, leased, occupied or controlled by members of the Group whether currently or in the past to its knowledge having made all reasonable enquiries) in circumstances where this would be reasonably likely to result in an Environmental Claim which would be reasonably likely to have a material adverse effect.

(D)	There is no Environmental Claim pending, and there are, so far as it is aware, no past or present acts, omissions, events or circumstances that would be reasonably likely to lead to any Environmental Claim against any member of the Group which would be reasonably likely, if adversely determined, to have a material adverse effect.

16.13	ERISA

Each Plan of the Obligors and their respective ERISA Affiliates complies in all material respects with all applicable requirements of law and regulation. No Reportable Event has occurred with respect to any Plan, and no steps have been taken to terminate any Plan which could reasonably be expected to have a material adverse effect. No Obligor or any Subsidiary or ERISA Affiliate of an Obligor has withdrawn from any Multiemployer Plan or initiated any steps to do so where such withdrawal could reasonably be expected to have a material adverse effect.

16.14	Investment Company Act

If it is a U.S. Borrower, it is not an “investment company” or a company “controlled” by an “investment company”, within the meaning of the United States Investment Company Act 1940, as amended.

16.15	Public Utility Holding Company Act

If it is a U.S. Borrower, it is not a “holding company”, or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company”, within the meaning of, or otherwise subject to regulation under, the United States Public Utility Holding Company Act of 1935, as amended.

16.16	Margin stock

(A)	The proceeds of any Loan have been and will be used only for the purposes described in Clause 3 (Purpose).

(B)	If it is a U.S. Borrower, it is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T, U and X of the Board of Governors of the United States Federal Reserve System), and no portion of any Loan has been or will be used, directly or indirectly, to purchase or carry margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock.

(C)	No portion of any Loan will be used to acquire any security in a transaction that is subject to Section 13 or 14 of the United States Securities Exchange Act of 1934, as amended.

16.17	No Unlawful Payments

If it is a U.S. Borrower, it has not, directly or indirectly, made or received any Unlawful Payment or in any way violated the United States Foreign Corrupt Practices Act of 1977, as amended, or similar laws.

16.18	Solvency

(A)	In the case of a U.S. Borrower, the sum of its debts (including its obligations under this Agreement) is less than the value of its assets (calculated as the lesser of present fair saleable value and fair valuation).

(B)	If it is a U.S. Borrower, it does not have unreasonably small capital with which to conduct its business as currently conducted or as proposed to be conducted.

(C)	If it is a U.S. Borrower, it has not incurred, does not intend to incur and does not believe it will incur debts beyond its ability to pay as they mature.

(D)	If it is a U.S. Borrower, it has not made a transfer or incurred an obligation under this Agreement with the intent to hinder, delay or defraud any of its present or future creditors.

(E)	For purposes of this Clause:

(i)	“debt” means any liability on a claim;

(ii)	“claim” means (a) any right to payment, whether or not that right is reduced to judgment, liquidated, unliquidated, fixed, subordinated, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, or (b) any right to an equitable remedy for breach of performance if that breach gives rise to payment, whether or not the right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured; and

(iii)	terms used in this Clause 16.18 shall be construed in accordance with the applicable United States bankruptcy and New York fraudulent conveyance statutes and the related case law.

16.19	Jurisdiction/governing law

(A)	In the case of each Foreign Borrower, its:

(i)	irrevocable submission under Clause 34 (Jurisdiction) to the jurisdiction of the courts of England and New York;

(ii)	agreement that this Agreement is governed by English law; and

(iii)	agreement not to claim any immunity to which it or its assets may be entitled,

are legal, valid and binding under the laws of the jurisdiction of incorporation of that Foreign Borrower; and

(B)	any final judgment obtained in England will be recognised and be enforceable (without re-examination of the merits of the applicable case) by the courts of the jurisdiction of its incorporation, except as set out in any opinion delivered pursuant to paragraph 11 of Part II of Schedule 2 to this Agreement.

16.20	Times for making representations and warranties

The representations and warranties set out in this Clause 16:-

(A)	(i) in the case of an Obligor which is a Party on the date of this Agreement, are made by that Obligor on that date; and

(ii)	in the case of a Borrower which becomes a Party after the date of this Agreement, (with the exception of Clauses 16.8(A)(ii), 16.8(B)(ii) (Accounts) and 16.11 (Information)) will be deemed to be made by that Borrower on the date it executes a Borrower Accession Agreement; and

(B)	(with the exception of Clauses 16.8(A)(ii), 16.8(B)(ii) (Accounts), 16.10 (Litigation) and 16.11 (Information)) are deemed to be repeated by each Obligor on the date of each

Request and each Drawdown Date and on the last day of each Term with reference to the facts and circumstances then existing.

17.	UNDERTAKINGS

17.1	Duration

The undertakings in this Clause 17 remain in force from the date of this Agreement for so long as any amount is or may be outstanding under this Agreement or any Commitment is in force.

17.2	Financial information

The Company shall supply to the Agent in sufficient copies for all the Banks:

(A)	as soon as the same are available (and in any event within 180 days of the end of each of its financial years):

(i)	its audited consolidated accounts for that financial year; and

(ii)	the audited accounts of each Obligor for that financial year;

(B)	as soon as the same are available (and in any event within 120 days of the end of the first half-year of each of its financial years):-

(i)	its unaudited consolidated accounts for that half-year; and

(ii)	the unaudited accounts of each Obligor for that half-year;

(C)

(i)       together with the accounts specified in paragraph (A)(i) above, a certificate signed by two of its senior officers setting out in reasonable detail computations establishing compliance with Clause 17.15 (Financial covenants) as at the date to which those accounts were drawn up; and

(ii)      together with the accounts specified in paragraph (B)(i) above, a certificate signed by two of its senior officers on its behalf setting out in reasonable detail computations establishing compliance with Clause 17.15(D)(i) and (ii) (Financial covenants) as at the date to which those accounts were drawn-up.

17.3	Information - miscellaneous

(A)	The Company shall supply to the Agent:

(i)	all documents despatched by the Company to its shareholders (or any class of them) or its creditors (or any class of them) at the same time as they are despatched;

(ii)	promptly upon becoming aware of them, details of any litigation, arbitration or administrative proceedings which are current or, to its knowledge, pending, and which are likely to be adversely determined and which could, if adversely determined, reasonably be expected to have a material adverse effect; and

(iii)	promptly, such further information in the possession or control of any member of the Group regarding its financial condition and operations as any Finance Party may reasonably request, other than information which the Company is precluded by law or regulation from disclosing (provided that the Company shall use all reasonable endeavours to obtain all necessary consents, authorisations or waivers for the disclosure thereof to the Agent), in sufficient copies for all of the Banks, if the Agent so requests.

(B)	Each Obligor will give the Agent prompt notice of the occurrence of any of the following events:

(i)	non-compliance with any Environmental Law or Environmental License of which it is aware and which is reasonably likely to have a material adverse effect;

(ii)	any Environmental Claim or any other claim, notice or other communication served on it in respect of any alleged breach of any Environmental Law or Environmental License which, if adversely determined, would be reasonably likely to have a material adverse effect;

(iii)	any actual or suspected Environmental Contamination which is reasonably likely to have a material adverse effect;

(iv)	any Reportable Event which could reasonably be expected to have a material adverse effect;

(v)	any termination of any Plan maintained or contributed to by an Obligor or any ERISA Affiliate or any action that might result in termination which could reasonably be expected to have a material adverse effect; or

(vi)	any withdrawal from any Multiemployer Plan by an Obligor or any ERISA Affiliate or any action that might result in withdrawal which could reasonably be expected to have a material adverse effect.

In each notice delivered under this Clause 17.3, an Obligor will include reasonable details concerning the occurrence that is the subject of the notice as well as that Obligor’s proposed course of action, if any. Delivery of a notice under this Clause 17.3 will not affect an Obligor’s obligations to comply with any other provision of this Agreement.

17.4	Notification of Default

Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon its occurrence.

17.5	Know your customer requirements

(A)	Each Obligor must promptly on the request of any Finance Party supply to that Finance Party any documentation or other evidence which is reasonably requested by that Finance Party (whether for itself, on behalf of any Finance Party or any prospective new Bank) to enable a Finance Party or prospective new Bank to carry out and be satisfied with the results of all know your customer requirements.

(B)	Each Bank must promptly on the request of the Agent supply to the Agent any documentation or other evidence which is reasonably required by the Agent to carry out and be satisfied with the results of all know your customer requirements.

17.6	Compliance certificates

The Company shall supply to the Agent:-

(A)	together with the accounts specified in Clause 17.2 (Financial information); and

(B)	promptly at any other time, if the Agent (acting reasonably) so requests,

a certificate signed by two of its senior officers on its behalf certifying that:

(i)	no Default is outstanding or, if a Default is outstanding, specifying the Default and the steps, if any, being taken to remedy it; and

(ii)	except as disclosed in writing to the Agent prior to the date of this Agreement, no litigation, arbitration or administrative proceedings are current which are likely to be adversely determined on or before the Final Repayment Date and which could, if adversely determined, reasonably be expected to have a material adverse effect.

17.7	Authorisations

Each Obligor shall promptly:-

(A)	obtain, maintain and comply with the terms of; and

(B)	supply certified copies to the Agent of,

any authorisation required under any law or regulation to enable it to perform its obligations under, or for the validity or enforceability of, any Finance Document.

17.8	Pari passu ranking

Each Obligor shall procure that its obligations under the Finance Documents do and will rank at least pari passu with all its other present and future unsecured obligations, except for obligations mandatorily preferred by law applying to companies generally.

17.9	Negative pledge

(A)

No Obligor shall, and the Company shall procure that no other member of the Group will, create or permit to subsist any Security Interest on any of its assets unless the Company shall, or shall procure that, such Security Interest (or any other Security Interest which the Majority Banks consider equivalent thereto) is, prior to its creation or at the same time, extended equally and rateably to the obligations of the Obligors under the Finance Documents to the Finance Parties.

(B)	Paragraph (A) does not apply to:

(i)	any Security Interest in favour of the Finance Parties under a Finance Document; or

(ii)	any Permitted Security Interest.

17.10	Transactions similar to security

No Obligor shall, and the Company shall procure that no other member of the Group will:-

(a)	sell, transfer or otherwise dispose of any of its assets on terms whereby it is or may be leased to or re-acquired or acquired by a member of the Group or any of its related entities; or

(b)	sell, transfer or otherwise dispose of any of its receivables on recourse terms, except for the discounting of bills or notes in the ordinary course of trading,

in circumstances where the transaction is entered into primarily as a method of raising finance or of financing the acquisition of an asset, except that any such transactions may be entered into where the aggregate of the proceeds received from a sale, transfer or disposal under (a) above plus the aggregate recourse to a member of the Group under a transaction under (b) above (in each case insofar as the transactions remain outstanding) do not exceed five per cent. of Tangible Consolidated Net Worth less the aggregate principal amount secured by Security Interests which are permitted under Clause 17.9(B) (Negative pledge) by virtue of falling within paragraph (l) of the definition of Permitted Security Interest.

17.11	Disposals

(A)	No Obligor shall, and the Company shall procure that no other member of the Group will, either in a single transaction or in a series of transactions, whether related or not and whether voluntarily or involuntarily, sell, transfer, grant or lease or otherwise dispose of all or any substantial part of its assets.

(B)	Paragraph (A) does not apply to:-

(i)	disposals made in the ordinary course of business of the disposing entity;

(ii)	disposals of assets in exchange for other assets comparable or superior as to type, value and quality;

(iii)	disposals between members of the Group (provided that any such disposal by an Obligor or a Relevant Subsidiary may only be made to a Subsidiary of which an Obligor has direct or indirect control or owns directly or indirectly more than 75 per cent. of its share capital or similar right of ownership);

(iv)	the disposal of the proceeds of an issue of shares or loan capital for the purpose for which such issue is intended;

(v)	the disposal of an asset on arm’s length terms at market value; or

(vi)	any other disposal made with the prior approval of the Majority Banks.

17.12	Change of business

The Company shall procure that no substantial change is made to the general nature or scope of the business of the Company or the Group from that carried on at the date of this Agreement other than any transaction giving rise to a mandatory prepayment under Clause 7.3 (Mandatory Prepayment).

17.13	Insurance

The Company will, and will procure that each other Relevant Subsidiary will, effect and maintain such insurance over and in respect of its respective assets and business and in such manner (including, for the avoidance of doubt, self insurance) and to such extent as is reasonable (taking into account the cost of such insurance) and customary for a business enterprise engaged in the same or a similar business and in the same or similar localities.

17.14	Financial Indebtedness

The Company shall procure that the aggregate Financial Indebtedness owed by all of its Subsidiaries (other than under the Finance Documents) does not exceed £200,000,000 excluding:

(A)	any Financial Indebtedness owed by a member of the Group to any other member of the Group;

(B)	any Financial Indebtedness of a Guarantor (other than the Company); and

(C)	any Financial Indebtedness of any person which becomes a Subsidiary of the Company after the date of this Agreement provided that the amount of such Financial Indebtedness does not increase thereafter.

17.15	Financial covenants

(A)	In this Clause 17.15:-

“Balance Sheet” means, at any time, the latest published audited consolidated balance sheet of the Group.

“EBITDA” means in respect of any Relevant Period, Operating Profit plus depreciation of fixed assets plus amortisation of goodwill, but after:

(i)	excluding amounts relating to a member of the Group which was sold during the Relevant Period; and

(ii)	including amounts relating to a member of the Group acquired during a Relevant Period for that part of the Relevant Period when it was not a member of the Group.

“Interest Payable” means all interest, acceptance commission and all other continuing, regular or periodic costs, charges and expenses in the nature of interest (whether paid, payable or capitalised) incurred by the Group during a Relevant Period (excluding interest payable in respect of Financial Indebtedness owed by a member of the Group to any other member of the Group).

“Interest Receivable” means, in respect of any Relevant Period, all interest, all continuing, regular or periodic costs, charges and expenses in the nature of interest (whether paid or payable or capitalised) incurred by the Group and other similar income receivable by members of the Group for that period (excluding interest payable in respect of Financial Indebtedness owed by a member of the Group to any other member of the Group).

“Net Interest Payable” means Interest Payable for a Relevant Period after deducting Interest Receivable for that period.

“Operating Profit” means the consolidated profit on ordinary activities (before exceptional items and Tax) (after adding back Net Interest Payable) of the Group for a Relevant Period.

“Total Consolidated Borrowings” means at any time the aggregate (without double counting) of the following:-

(i)	the outstanding principal amount of any moneys borrowed by any member of the Group and any outstanding overdraft debit balance of any member of the Group;

(ii)	the outstanding principal amount of any debenture, bond, note, loan stock or other security of any member of the Group (except that in relation to any deep discount bonds and deep gain securities only the amount that could be demanded upon acceleration as at the date of the relevant calculation shall be taken into account);

(iii)	the outstanding principal amount of any acceptance under any acceptance credit opened by a bank or other financial institution in favour of any member of the Group;

(iv)	receivables sold or discounted (other than on a non-recourse basis);

(v)	the outstanding principal amount of any indebtedness of any member of the Group arising from any advance or deferred payment agreements arranged primarily as a method of raising finance or financing the acquisition of an asset;

(vi)	the capitalised element of indebtedness of any member of the Group in respect of a lease entered into primarily as a method of raising finance or financing the acquisition of the asset leased;

(vii)	any fixed or minimum premium payable on the final repayment or final redemption of any instrument referred to in sub-paragraph (ii) above; and

(viii)	the outstanding principal amount of any indebtedness of any person of a type referred to in sub-paragraphs (i)—(vii) above which is the subject of a guarantee, indemnity or similar assurance against financial loss by any member of the Group.

Any amount outstanding in a currency other than Sterling is to be taken into account at its Sterling equivalent calculated on the basis of the Agent’s Spot Rate of Exchange on the day the relevant amount falls to be calculated.

“Total Consolidated Net Borrowings” means at any time Total Consolidated Borrowings less cash in hand or at bank and bonds, notes and commercial paper owned by the Group with a maturity of not more than 12 months and rated at least A-1 by Standard and Poor’s Rating Services, Inc or at least P-1 by Moody’s Investor Services (or an equivalent rating of another agency which the Agent reasonably determines to be comparable) in each case legally and beneficially owned by a member of the Group free of Security Interests and to which that member of the Group then has free and unrestricted direct access and which is then freely remittable to the jurisdiction of incorporation of the relevant member of the Group.

(B)

(i)       All the terms used in paragraph (A) above are subject to paragraph (C) below to be calculated in accordance with the accounting standards and principles applied in connection with the Original Group Accounts.

(ii) If there is a dispute as to any interpretation of or computation for paragraph (A) above, the interpretation or computation of the Group’s auditors prevails.

(C)	For the purposes of these calculations pursuant to this Clause 17.15, all changes in accounting principles, standards and practices generally accepted in the United Kingdom since 31st December, 2002 shall be ignored.

(D)	The Company shall provide the Agent with a reconciliation showing the effect of any changes in accounting principles that have not been taken into account in the preparation of the calculations required under this Clause 17.15.

(E)	The Company shall procure that:-

(i)	the ratio of Total Consolidated Net Borrowings as at the end of any Relevant Period to EBITDA for such Relevant Period does not exceed 2.5 to 1; and

(ii)	the ratio of Operating Profit to Net Interest Payable for a Relevant Period is not less than 3 to 1.

18.	DEFAULT

18.1	Events of Default

Each of the events set out in Clauses 18.2 (Non-payment) to 18.16 (ERISA) (inclusive) is an Event of Default (whether or not caused by any reason whatsoever outside the control of any Obligor or any other person).

18.2	Non-payment

An Obligor does not pay any amount due and payable by it under the Finance Documents within 3 Business Days of its due date at the place at and in the currency in which it is expressed to be payable.

18.3	Breach of other obligations

(A)	The Company does not comply with any provision of Clause 17.15 (Financial covenants) of this Agreement; or

(B)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in paragraph (A) above and Clause 18.2 (Non-payment)) and such failure, if it is capable of remedy, is not remedied within 30 days of the earlier of the Agent giving notice to an Obligor or the Company first becoming aware of such failure.

18.4	Misrepresentation

A representation, warranty or statement made or repeated in or in connection with any Finance Document or in any document delivered by or on behalf of any Obligor under or in connection with any Finance Document is incorrect in any material respect when made or deemed to be made or repeated.

18.5	Cross-default

(A)	Any Financial Indebtedness of a member of the Group is not paid when due; or

(B)	an event of default, howsoever described, occurs and is continuing unremedied and unwaived under any document relating to Financial Indebtedness of any member of the Group; or

(C)	any Financial Indebtedness of a member of the Group becomes prematurely due and payable or is placed on demand as a result of an event of default (howsoever described) under the document relating to that Financial Indebtedness; or

(D)	any commitment for, or underwriting of, any Financial Indebtedness of any member of the Group is cancelled or suspended as a result of an event of default (howsoever described) under the document relating to that Financial Indebtedness, unless the aggregate of the Financial Indebtedness referred to in paragraphs (A) to (D) (inclusive) above does not exceed £10,000,000 (or the equivalent thereof in one or more other currencies). For the purposes of paragraph (B) to (D) (inclusive) above, without prejudice to Clause 7.3 (Mandatory prepayment), an event of default does not include any provision relating to change of ownership of the Company.

18.6	Insolvency

(A)	Any Obligor or Relevant Subsidiary is or is deemed for the purposes of either section 123(1)(e) or 123(2) of the Insolvency Act 1986 to be unable to pay its debts as they fall due or to be insolvent, or admits inability to pay its debts as they fall due; or

(B)	Any Obligor or Relevant Subsidiary suspends making payments on all or any class of its debts or announces an intention to do so, or a moratorium is declared in respect of any of its indebtedness unless the aggregate of the Financial Indebtedness of all members of the Group does not exceed £10,000,000; or

(C)	Any Obligor or Relevant Subsidiary by reason of financial difficulties, begins negotiations with one or more of its creditors with a view to the readjustment or rescheduling of any of its indebtedness, except, in the case of each of paragraphs (A) to (C) (inclusive) above, for a members’ solvent voluntary winding-up of any Relevant Subsidiary (other than an Obligor) or, in the case of an Obligor, for a members’ solvent voluntary winding-up on terms approved in advance by the Majority Banks.

18.7	Insolvency proceedings

(A)	Any step (including petition, proposal or convening a meeting) is taken with a view to a moratorium or a composition, assignment or arrangement with any class of creditors of any Obligor or Relevant Subsidiary; or

(B)	a meeting of any Obligor or Relevant Subsidiary is convened for the purpose of considering any resolution for (or to petition for or to file documents with a court for) its winding-up or for its administration or any such resolution is passed; or

(C)	any person presents a petition, or files documents with a court, for the winding-up or for the administration of any Obligor or Relevant Subsidiary unless in the case of a winding-up petition, such petition is withdrawn or discharged within 14 days of presentation; or

(D)	any order for the winding-up or administration of any Obligor or Relevant Subsidiary is made; or

(E)	any other step (including petition, proposal or convening a meeting) is taken with a view to the rehabilitation, administration, custodianship, liquidation, winding-up or dissolution of any Relevant Subsidiary or any other insolvency proceedings involving any Obligor or Relevant Subsidiary, except, in the case of each of paragraphs (A) to (E) (inclusive) above, for a members’ solvent voluntary winding-up of a Relevant Subsidiary (other than an Obligor) or, in the case of an

Obligor, for a members’ solvent voluntary winding-up on terms approved in advance by the Majority Banks in connection with a re-organisation of the Group.

18.8	Appointment of receivers and managers
(A)	Any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or the like is appointed in respect of any Obligor or Relevant Subsidiary or any part of its assets (or, in relation to the appointment of a receiver in respect of a Relevant Subsidiary which is not an Obligor, any material part of its assets); or

(B)	the directors or shareholders of any Obligor or Relevant Subsidiary requests the appointment of, or give notice of their intention to appoint, a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or the like; or

(C)	any other steps are taken to enforce any Security Interest over any material part of the assets of any Obligor or Relevant Subsidiary.

18.9	Creditors’ process

Any attachment, sequestration, distress or execution affects any material part of the assets of any Obligor or Relevant Subsidiary and is not discharged within 14 days.

18.10	Analogous proceedings

There occurs, in relation to any Obligor or Relevant Subsidiary, any event anywhere which, in the opinion of the Majority Banks, corresponds with any of those mentioned in Clauses 18.6 (Insolvency) to 18.9 (Creditors’ process) (inclusive).

18.11	Cessation of business

An Obligor or a Relevant Subsidiary ceases, or threatens to cease, to carry on all or a substantial part of its business otherwise than by reason of having disposed of its assets or any part of its assets in accordance with Clause 17.11(B) (Disposals).

18.12	Unlawfulness

It is or becomes unlawful for any Obligor to perform any of its obligations under the Finance Documents or any of the obligations of an Obligor hereunder is not or ceases to be legal, valid and binding.

18.13	Ownership of the Obligors

Any Obligor (other than the Company) is not or ceases to be a wholly owned Subsidiary of the Company.

18.14	Material adverse change

Any change occurs in the business, assets or financial condition of the Group (taken as a whole) which would be likely to have a material adverse effect and the Company fails to remedy the relevant situation within 14 days of the earlier of:

(A)	becoming aware of the situation; and

(B)	receiving a notice from the Agent requiring that it so remedy the relevant situation.

18.15	U.S. Bankruptcy Laws

(A)	Any Obligor commences a voluntary case or proceeding under the United States Bankruptcy Code of 1978, as amended, or under any other United States Federal or State bankruptcy, insolvency or other similar law (collectively “U.S. Bankruptcy Laws”); or

(B)	an involuntary case under any U.S. Bankruptcy Law is commenced against any Obligor and the petition is not controverted within 30 days or is not dismissed or stayed within 90 days after commencement of the case; or

(C)	a custodian, conservator, receiver, liquidator, assignee, trustee, sequestrator or other similar official is appointed under any U.S. Bankruptcy Law for or takes charge of, all or substantial part of the property of any Obligor.

18.16	ERISA

(A)	Any event or condition that presents a material risk that any Obligor or any ERISA Affiliate may incur a material liability to a Plan or to the United States Internal Revenue Service or to the United States Pension Benefit Guaranty Corporation to the extent that this would be reasonably likely to have a material adverse effect; or

(B)	an “accumulated funding deficiency” (as that term is defined in section 412 of the United States Internal Revenue Code of 1986, as amended, or section 302 of ERISA), whether or not waived, by reason of the failure of any Obligor or any ERISA Affiliate to make a contribution to a Plan to the extent that this would be reasonably likely to have a material adverse effect.

18.17	Acceleration

On and at any time after the occurrence of an Event of Default (and so long as the relevant Event of Default continues unremedied or unwaived) the Agent may, and shall if so directed by the Majority Banks, by notice to the Company:-

(A)	cancel the Total Commitments; and/or

(B)	demand that all or part of the Loans, together with accrued interest, and all other amounts accrued under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(C)	demand that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent acting on the instructions of the Majority Banks.

19.	THE AGENT

19.1	Appointment and duties of the Agent

(A)	Each Finance Party (other than the Agent) irrevocably appoints the Agent to act as its agent under and in connection with the Finance Documents.

(B)	Each Party appointing the Agent irrevocably authorises the Agent on its behalf to:

(i)	perform the duties and to exercise the rights, powers and discretions that are specifically delegated to it under or in connection with the Finance Documents, together with any other incidental rights, powers and discretions; and

(ii)	execute each Finance Document expressed to be executed by the Agent on that Party’s behalf.

(C)	The Agent shall have only those duties which are expressly specified in this Agreement. Those duties are solely of a mechanical and administrative nature.

19.2	Relationship

The relationship between the Agent and the other Finance Parties is that of agent and principal only. Nothing in this Agreement constitutes the Agent as trustee or fiduciary for any other Party or any other person and the Agent need not hold in trust any moneys paid to it for a Party or be liable to account for interest on those moneys.

19.3	Majority Banks’ instructions

(A)	The Agent will be fully protected if it acts in accordance with the instructions of the Majority Banks in connection with the exercise of any right, power or discretion or any matter not expressly provided for in the Finance Documents. Any such instructions given by the Majority Banks will be binding on all the Banks. In the absence of such instructions the Agent may act as it considers to be in the best interests of all the Banks.

(B)	The Agent is not authorised to act on behalf of a Bank (without first obtaining that Bank’s consent) in any legal or arbitration proceedings relating to any Finance Document.

19.4	Delegation

The Agent may act under the Finance Documents through its personnel and agents.

19.5	Responsibility for documentation

The Agent is not responsible to any other Party for:-

(A)	the execution, genuineness, validity, enforceability or sufficiency of any Finance Document or any other document;

(B)	the collectability of amounts payable under any Finance Document; or

(C)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document.

19.6	Default

(A)	The Agent is not obliged to monitor or enquire as to whether or not a Default has occurred. The Agent will not be deemed to have knowledge of the occurrence of a Default. However, if the Agent receives notice from a Party referring to this Agreement, describing the Default and stating that the event is a Default, it shall promptly notify the Banks.

(B)	The Agent may require the receipt of security satisfactory to it whether by way of payment in advance or otherwise, against any liability or loss which it will or may incur in taking any proceedings or action arising out of or in connection with any Finance Document before it commences these proceedings or takes that action.

19.7	Exoneration

(A)	Without limiting paragraph (B) below, the Agent will not be liable to any other Party for any action taken or not taken by it under or in connection with any Finance Document, unless directly caused by its negligence or wilful misconduct.

(B)	No Party may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind (including negligence or wilful misconduct) by that officer, employee or agent in relation to any Finance Document. Any officer, employee or agent of the Agent may rely on this sub-clause and enforce its terms under the Contracts (Rights of Third Parties) Act 1999.

(C)	(i)	Nothing in this Agreement will oblige the Agent to satisfy any know your customer requirement in relation to the identity of any person on behalf of any Finance Party.

	(ii)	Each Finance Party confirms to the Agent that it is solely responsible for any know your customer requirements it is required to carry out and that it may not rely on any statement in relation to those requirements made by any other person.

19.8	Reliance

The Agent may:-

(A)	rely on any notice or document believed by it to be genuine and correct and to have been signed by, or with the authority of, the proper person;

(B)	rely on any statement made by a director or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify; and

(C)	engage, pay for and rely on legal or other professional advisers selected by it (including those in the Agent’s employment and those representing a Party other than the Agent).

19.9	Credit approval and appraisal

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Bank confirms that it:-

(A)	has made its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Agent in connection with any Finance Document; and

(B)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities while any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

19.10 Information

(A)	The Agent shall promptly forward to the person concerned the original or a copy of any document which is delivered to the Agent by a Party for that person.

(B)	The Agent shall promptly supply a Bank with a copy of each document received by the Agent under Clause 4 (Conditions precedent), 26.4 (Additional Borrowers) or 26.7 (Resignation of an Additional Borrower) upon the request and at the expense of that Bank.

(C)	Except where this Agreement specifically provides otherwise, the Agent is not obliged to review or check the accuracy or completeness of any document it forwards to another Party.

(D)	Except as provided above, the Agent has no duty:-

(i)	either initially or on a continuing basis to provide any Bank with any credit or other information concerning the financial condition or affairs of any Obligor or any related entity of any Obligor whether coming into its possession or that of any of its related entities before, on or after the date of this Agreement; or

(ii)	unless specifically requested to do so by a Bank in accordance with a Finance Document, to request any certificates or other documents from any Obligor.

19.11 The	Agent individually

(A)	If it is also a Bank, the Agent has the same rights and powers under this Agreement as any other Bank and may exercise those rights and powers as though it were not the Agent.

(B)	The Agent may:-

(i)	carry on any business with an Obligor or its related entities;

(ii)	act as agent or trustee for, or in relation to any financing involving, an Obligor or its related entities; and

(iii)	retain any profits or remuneration in connection with its activities under this Agreement or in relation to any of the foregoing.

(C)	In acting as the Agent, the agency division of the Agent will be treated as a separate entity from its other divisions and departments. Any information acquired by the Agent which, in its opinion, is acquired by it otherwise than in its capacity as the Agent may be treated as confidential by the Agent and will not be deemed to be information possessed by the Agent in its capacity as such.

(D)	Each Obligor irrevocably authorises the Agent to disclose to the other Finance Parties any information which, in its opinion, is received by it in its capacity as the Agent.

(E)	The Agent may deduct from any amount received by it for the Banks pro rata any unpaid fees, costs and expenses of the Agent incurred by it in connection with the Finance Documents.

19.12 Indemnities

(A)	Without limiting the liability of any Obligor under the Finance Documents, each Bank shall forthwith on demand indemnify the Agent for that Bank’s proportion of any liability or loss incurred by the Agent in any way relating to or arising out of its acting as the Agent, except to the extent that the liability or loss arises directly from the Agent’s gross negligence or wilful misconduct.

(B)	A Bank’s proportion of the liability or loss set out in paragraph (A) above is the proportion which the Original Sterling Amount of its participation in the Loans (if any) bears to the Original Sterling Amount of all Loans outstanding on the date of the demand. However, if there are no Loans outstanding on the date of demand, then the proportion will be the proportion which its Commitment bears to the Total Commitments at the date of demand or, if the Total Commitments have been cancelled, bore to the Total Commitments immediately before being cancelled.

19.13 Compliance

(A)	The Agent may refrain from doing anything which might, in its opinion, constitute a breach of any law or regulation or be otherwise actionable at the suit of any person, and may do anything which, in its opinion, is necessary or desirable to comply with any law or regulation of any jurisdiction.

(B)	Without limiting paragraph (A) above, the Agent need not disclose any information relating to any Obligor or any of its related entities if the disclosure might, in the opinion of the Agent, constitute a breach of any law or regulation or any duty of secrecy or confidentiality or be otherwise actionable at the suit of any person.

19.14 Resignation	of Agent

(A)	Notwithstanding its irrevocable appointment, the Agent may resign by giving notice to the Banks and the Company, in which case the Agent may forthwith appoint one of its Affiliates as successor Agent or, failing that, the Majority Banks may appoint a successor Agent.

(B)	If the appointment of a successor Agent is to be made by the Majority Banks but they have not, within 30 days after notice of resignation, appointed a successor Agent which accepts the appointment, the retiring Agent may appoint a successor Agent.

(C)	The resignation of the retiring Agent and the appointment of any successor Agent will both become effective only upon the successor Agent notifying all the Parties that it accepts the appointment. On giving the notification, the successor Agent will succeed to the position of the retiring Agent and the term “Agent” will mean the successor Agent.

(D)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as the Agent under this Agreement.

(E)	Upon its resignation becoming effective, this Clause 19 shall continue to benefit the retiring Agent in respect of any action taken or not taken by it under or in connection with the Finance Documents while it was the Agent, and, subject to paragraph (D) above, it shall have no further obligation under any Finance Document.

(F)	The Majority Banks may, by notice to the Agent, require it to resign in accordance with paragraph (A) above. In this event, the Agent shall resign in accordance with paragraph (A) above but it shall not be entitled to appoint one of its Affiliates as successor Agent.

19.15 Banks

(A)	The Agent may treat each Bank as a Bank, entitled to payments under this Agreement and as acting through its Facility Office(s) until it has received not less than five Business Days’ prior notice from the Bank to the contrary.

(B)	The Agent may at any time, and shall if requested to do so by the Majority Banks, convene a meeting of the Banks.

19.16 Extraordinary	management time and resources

The Company shall forthwith on demand pay the Agent for the cost of utilising its management time or other resources in connection with:

(A)	any amendment, waiver, consent or suspension of rights (or any proposal for any of the foregoing) requested by or on behalf of any Obligor and relating to a Finance Document or a document referred to in any Finance Document; or

(B)	the occurrence of a Default; or

(C)	the enforcement of, or the preservation of any rights under, any Finance Document.

Any amount payable to the Agent under this Clause will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Company, and is in addition to any fee paid or payable to the Agent under Clause 20 (Fees).

20.	FEES

20.1	Commitment fee

(A)	The Company shall pay to the Agent for each Bank a commitment fee in Sterling computed at the rate of 40 per cent. of the Margin per annum on the undrawn, uncancelled amount of that Bank’s Commitment. For this purpose, Loans are taken at their Original Sterling Amount.

(B)	Accrued commitment fee is payable quarterly in arrear. Accrued commitment fee shall also be payable to the Agent for the relevant Bank on the cancelled amount of its Commitment at the time the cancellation comes into effect.

20.2	Agent’s fee

The Original Borrower shall pay to the Agent for its own account an agency fee on the terms set out and agreed in the Agent’s Fee Letter.

20.3	Utilisation fee

(A)	Where the aggregate principal amount of Loans outstanding under the Facility exceeds 50 per cent. of the then applicable uncancelled Total Commitments, the Company shall pay to the Agent for each Bank a utilisation fee in Sterling computed at the rate of 0.05 per cent. per annum on the daily amount of the aggregate Loans under the Facility. For this purpose, Loans are taken at their Original Sterling Amount.

(B)	Accrued utilisation fee is payable quarterly in arrear.

20.4	Up-front fee

On the third Business Day after the date of this Agreement, the Original Borrower will pay to each Bank an up-front fee in Sterling computed at the rate of 0.175 per cent. on each Bank’s respective Commitment.

20.5	VAT

Any fee referred to in this Clause 20 is exclusive of any value added tax or any other Tax which might be chargeable in connection with that fee. If any value added tax or other Tax is so chargeable, it shall be paid by the Company at the same time as it pays the relevant fee.

21.	EXPENSES

21.1	Initial and special costs

The Company shall forthwith on demand pay the Agent the amount of all costs and expenses (including legal fees) incurred by it in connection with:-

(A)	the negotiation, preparation, printing and execution of:-

(i)	this Agreement and any other documents referred to in this Agreement; and

(ii)	any other Finance Document (other than a Novation Certificate) executed after the date of this Agreement; and

(B)	any amendment, waiver, consent or suspension of rights (or any proposal for any of the foregoing) requested by or on behalf of an Obligor or in the case of Clause 2.4 (Change of Currency), and relating to a Finance Document or a document referred to in any Finance Document.

21.2	Enforcement costs

The Company shall forthwith on demand pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

22.	STAMP DUTIES

The Company shall pay and forthwith on demand indemnify each Finance Party against any liability it incurs in respect of any stamp, registration and similar Tax which is or becomes payable in connection with the entry into, performance or enforcement of any Finance Document.

23.	INDEMNITIES

23.1	Currency indemnity

(A)	If a Finance Party receives an amount in respect of an Obligor’s liability under the Finance Documents or if that liability is converted into a claim, proof, judgment or order in a currency other than the currency (the “contractual currency”) in which the amount is expressed to be payable under the relevant Finance Document:-

(i)	that Obligor shall indemnify that Finance Party as an independent obligation against any loss or liability arising out of or as a result of the conversion;

(ii)	if the amount received by that Finance Party, when converted into the contractual currency at a market rate in the usual course of its business, is less than the amount owed in the contractual currency, the Obligor concerned shall forthwith on demand pay to that Finance Party an amount in the contractual currency equal to the deficit; and

(iii)	the Obligor concerned shall forthwith on demand pay to the Finance Party concerned any exchange costs and Taxes payable in connection with any such conversion.

(B)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.

23.2	Other indemnities

The Company shall forthwith on demand indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of:-

(A)	the occurrence of any Default;

(B)	a change in currency of a country or the operation of Clause 2.4 (change of Currency) Clause 18.17 (Acceleration) or Clause 29 (Pro rata sharing);

(C)	any payment of principal or an overdue amount being received from any source otherwise than on the last day of a relevant Term or Designated Term (as defined in Clause 8.4 (Default interest)) relative to the amount so received; or

(D)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment or (other than by reason of negligence or default by that Finance Party) a Loan not being effected after the Borrower (or the Company on its behalf) has delivered a Request for that Loan.

The Company’s liability in each case includes any loss of Margin or other loss or expense on account of funds borrowed, contracted for or utilised to fund any amount payable under any Finance Document, any amount repaid or prepaid or any Loan.

24.	EVIDENCE AND CALCULATIONS

24.1	Accounts

Accounts maintained by a Finance Party in connection with this Agreement are, in the absence of proven error, conclusive evidence of the matters to which they relate.

24.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under the Finance Documents is, in the absence of proven error, conclusive evidence of the matters to which it relates.

24.3	Calculations

Interest (including any applicable Mandatory Cost) and the fees payable under Clause 20.1 (Commitment fee) and 20.3 (Utilisation fee) accrue from day to day and are calculated on the basis of the actual number of days elapsed and a year of 365 days, or, in the case of interest payable on an amount denominated in an Optional Currency or where market practice otherwise dictates, 360 days.

25.	AMENDMENTS AND WAIVERS

25.1	Procedure

(A)	Subject to Clause 25.2 (Exceptions), any term of the Finance Documents may be amended or waived with the agreement of the Company and the Majority Banks. The Agent may effect, on behalf of any Finance Party, an amendment or waiver permitted under this Clause.

(B)	The Agent shall promptly notify the other Parties of any amendment or waiver effected under paragraph (A) above, and any such amendment or waiver shall be binding on all the Parties.

25.2	Exceptions

(A)	An amendment or waiver not agreed by a Bank and which relates to:-

(i)	the definition of “Majority Banks” in Clause 1.1 (Definitions);

(ii)	an extension of the date for, or a decrease in an amount or a change in the currency of, any payment to that Bank under the Finance Documents (including the Margin and any fees payable under Clause 20.1 (Commitment fee) and 20.3 (Utilisation fee));

(iii)	an increase in that Bank’s Commitment or the Total Commitments;

(iv)	the incorporation of additional borrowers and/or drawers otherwise than in accordance with Clause 26.4 (Additional Borrowers) or a change in the guarantee of either Guarantor;

(v)	a term of a Finance Document which expressly requires the consent of that Bank; or

(vi)	Clause 2.3 (Nature of a Finance Party’s rights and obligations), Clause 26.2 (Transfers by Banks), Clause 29 (Pro rata sharing) or this Clause 25,

shall not be made without the prior consent of all the Banks.

(B)	An amendment or waiver which relates to the rights and/or obligations of the Agent may not be effected without the agreement of the Agent.

25.3	Waivers and remedies cumulative

The rights of each Finance Party under the Finance Documents:-

(A)	may be exercised as often as necessary;

(B)	are cumulative and not exclusive of its rights under the general law; and

(C)	may be waived only in writing and specifically.

Delay in exercising or non-exercise of any such right is not a waiver of that right.

26.	CHANGES TO THE PARTIES

26.1	Transfers by Obligors

No Obligor may assign, transfer, novate or dispose of any of, or any interest in, its rights and/or obligations under the Finance Documents.

26.2	Transfers by Banks

(A)	A Bank (the “Existing Bank”) may, subject to paragraph (B) below, at any time assign, transfer or novate any of its Commitment and/or any of its rights and/or obligations under this Agreement to another bank or financial institution of Investment Grade (the “New Bank”).

(B)	The prior consent of the Company is required for any such assignment, transfer or novation, unless the New Bank is another Bank or an Affiliate of a Bank. However, the prior consent of the Company must not be unreasonably withheld or delayed and will be deemed to have been given if, within five Business Days of receipt by the Company of an application for consent, it has not been expressly refused.

(C)	A transfer of obligations will be effective:-

(i)	only if either:-

(a)	the obligations are novated in accordance with Clause 26.3 (Procedure for novations); or

(b)	the New Bank confirms to the Agent and the Company that it undertakes to be bound by the terms of this Agreement as a Bank in form and substance satisfactory to the Agent. On the transfer becoming effective in this manner the Existing Bank shall be relieved of its obligations under this Agreement to the extent that they are transferred to the New Bank; and

(ii)	on performance by the Agent of all know your customer or other checks that it is required to carry out in relation to such assignment or transfer. The Agent is not obliged to execute a Novation Certificate until it has completed all know your customer requirements to its satisfaction.

(D)	Nothing in this Agreement restricts the ability of a Bank to sub-contract an obligation if that Bank remains liable under this Agreement for that obligation.

(E)	On each occasion an Existing Bank assigns, transfers or novates any of its Commitment and/or any of its rights and/or obligations under this Agreement, the New Bank shall, on the date the assignment, transfer and/or novation takes effect, pay to the Agent for its own account a fee of £1,500.

(F)	An Existing Bank is not responsible to a New Bank for:-

(i)	the execution, genuineness, validity, enforceability or sufficiency of any Finance Document or any other document;

(ii)	the collectability of amounts payable under any Finance Document; or

(iii)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document.

(G)	Each New Bank confirms to the Existing Bank and the other Finance Parties that it:-

(i)	has made its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Bank in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities while any amount is or may be outstanding under this Agreement or any Commitment is in force.

(H)	Nothing in any Finance Document obliges an Existing Bank to:-

(i)	accept a re-transfer from a New Bank of any of the rights and/or obligations assigned, transferred or novated under this Clause; or

(ii)	support any losses incurred by the New Bank by reason of the non-performance by any Obligor of its obligations under this Agreement or otherwise.

(I)	Any reference in this Agreement to a Bank includes a New Bank, but excludes a Bank if no amount is or may be owed to or by that Bank under this Agreement and its Commitment has been cancelled or reduced to nil.

(J)	If any assignment, transfer or novation under this Clause will result at the time thereof in any Obligor becoming liable to pay any additional amount under Clause 11.1 (Gross-up) or Clause 13.1 (Increased Costs) in excess of that which would have been payable to the Existing Bank, then that Obligor shall not be obliged to pay to the New Bank such excess amount.

26.3	Procedure for novations

(A)	A novation is effected if:-

(i)	the Existing Bank and the New Bank deliver to the Agent a duly completed certificate, substantially in the form of Part I of Schedule 5 (a “Novation Certificate”); and

(ii)	the Agent executes it.

(B)	Each Party (other than the Existing Bank and the New Bank) irrevocably authorises the Agent to execute any duly completed Novation Certificate on its behalf.

(C)	To the extent that they are expressed to be the subject of the novation in the Novation Certificate:-

(i)	the Existing Bank and the other Parties (the “existing Parties”) will be released from their obligations to each other (the “discharged obligations”);

(ii)	the New Bank and the existing Parties will assume obligations towards each other which differ from the discharged obligations only insofar as they are owed to or assumed by the New Bank instead of the Existing Bank;

(iii)	the rights of the Existing Bank against the existing Parties and vice versa (the “discharged rights”) will be cancelled; and

(iv)	the New Bank and the existing Parties will acquire rights against each other which differ from the discharged rights only insofar as they are exercisable by or against the New Bank instead of the Existing Bank, all on the date of execution of the Novation Certificate by the Agent or, if later, the date specified in the Novation Certificate.

26.4	Additional Borrowers

(A)	Subject to Clause 17.5 (Know your customer requirements), if the Company wishes one of its wholly-owned Subsidiaries incorporated in England and Wales, the Republic of Ireland, Jersey, Luxembourg, United States of America or, with the prior written approval of the Banks, a country that is a member of the Organisation for Economic Co-operation and Development to become an Additional Borrower, then it shall deliver to the Agent the documents listed in Part II of Schedule 2.

(B)	On delivery of a Borrower Accession Agreement, executed by the relevant Subsidiary and the Company, the Subsidiary concerned will become an Additional Borrower. However, it may not submit a Request until the Agent confirms to the other Finance Parties and the Company that it has received all the documents referred to in paragraph (A) above in form and substance satisfactory to it (including all documents required under Clause 17.5 (Know your customer requirements).

(C)

Delivery of a Borrower Accession Agreement, executed by the Subsidiary and the Company, constitutes confirmation by that Subsidiary and the Company that the representations and warranties set out in Clause 16 (Representations and warranties)

and to be made by them on the date of the Borrower Accession Agreement are correct, as if made with reference to the facts and circumstances then existing.

26.5	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Bank, the Bank of which it is an Affiliate) ceases to be one of the Banks, the Agent shall (in consultation with the Company) appoint another Bank or an Affiliate of a Bank to replace that Reference Bank.

26.6	Register

The Agent shall keep a register of all the Parties and shall supply any other Party (at that Party’s expense) with a copy of the register on request.

26.7	Resignation of an Additional Borrower

(A)	The Company may request that an Additional Borrower ceases to be an Additional Borrower by delivering to the Agent a Resignation Letter.

(B)	The Agent shall accept a Resignation Letter and notify the Company and the Banks of its acceptance if:

(i)	no Default is continuing or will result from the acceptance of the Resignation Letter (and the Company has confirmed this is the case); and

(ii)	the Additional Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents,

whereupon that company shall cease to be an Additional Borrower and shall have no further rights or obligations under the Finance Documents.

27.	DISCLOSURE OF INFORMATION

A Bank may disclose to one of its Affiliates or any person with whom it is proposing to enter, or has entered into, any kind of transfer, participation or other agreement in relation to this Agreement:-

(A)	a copy of any Finance Document; and

(B)	any information which that Bank has acquired under or in connection with any Finance Document,

provided that a Bank has first obtained an appropriate confidentiality undertaking in a form approved by the Company, such approval not to be unreasonably withheld, from the recipient of such information. The Company confirms that it approves the LMA form of confidentiality undertaking.

28.	SET-OFF

A Finance Party may set off any matured obligation owed by an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any obligation (whether or not matured) owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. If either obligation is unliquidated or unascertained, the Finance Party may set off in an amount estimated by it in good faith to be the amount of that obligation. A Finance Party shall not be obliged to exercise any right given to it by this Clause 28.

29.	PRO RATA SHARING

29.1	Redistribution

If any amount owing by an Obligor under this Agreement to a Finance Party (the “recovering Finance Party”) is discharged by payment, set-off or any other manner other than through the Agent in accordance with Clause 12 (Payments) (a “recovery”), then:-

(A)	the recovering Finance Party shall, within three Business Days, notify details of the recovery to the Agent;

(B)	the Agent shall determine whether the recovery is in excess of the amount which the recovering Finance Party would have received had the recovery been received by the Agent and distributed in accordance with Clause 10 (Payments);

(C)	subject to Clause 29.3 (Exceptions), the recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “redistribution”) equal to the excess;

(D)	the Agent shall treat the redistribution as if it were a payment by the Obligor concerned under Clause 10 (Payments) and shall pay the redistribution to the Finance Parties (other than the recovering Finance Party) in accordance with Clause 10.7 (Partial payments); and

(E)	after payment of the full redistribution, the recovering Finance Party will be subrogated to the portion of the claims paid under paragraph (D) above, and that Obligor will owe the recovering Finance Party a debt which is equal to the redistribution, immediately payable and of the type originally discharged.

29.2	Reversal of redistribution

If under Clause 29.1 (Redistribution):-

(A)	a recovering Finance Party must subsequently return a recovery, or an amount measured by reference to a recovery, to an Obligor; and

(B)	the recovering Finance Party has paid a redistribution in relation to that recovery,

each Finance Party shall, within three Business Days of demand by the recovering Finance Party through the Agent, reimburse the recovering Finance Party all or the appropriate portion of the redistribution paid to that Finance Party together with interest on the amount to be returned to the recovering Finance Party for the period whilst it held the re-distribution. Thereupon the subrogation in Clause 29.1(E) (Redistribution) will operate in reverse to the extent of the reimbursement.

29.3	Exceptions

(A)	A recovering Finance Party need not pay a redistribution to the extent that it would not, after the payment, have a valid claim against the Obligor concerned in the amount of the redistribution pursuant to Clause 29.1(E) (Redistribution).

(B)	A recovering Finance Party is not obliged to share with any other Finance Party any amount which the recovering Finance Party has received or recovered as a result of taking legal proceedings, if the other Finance Party had an opportunity to participate in those legal proceedings but did not do so or did not take separate legal proceedings.

30.	SEVERABILITY

If a provision of any Finance Document is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:-

(A)	the legality, validity or enforceability in that jurisdiction of any other provision of the Finance Documents; or

(B)	the legality, validity or enforceability in other jurisdictions of that or any other provision of the Finance Documents.

31.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

32.	NOTICES

32.1	Giving of notices

All notices or other communications under or in connection with this Agreement shall be given in writing and, unless otherwise stated, may be made by letter or facsimile. Any such notice will be deemed to be given as follows:-

(A)	if by letter, when delivered personally or on actual receipt; and

(B)	if by facsimile, when received in legible form.

However, a notice given in accordance with the above but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

32.2	Addresses for notices

(A)	The address and facsimile number of each Party (other than the Company, the Original Borrower and the Agent) for all notices under or in connection with the Finance Documents are:-

(i)	those notified by that Party for this purpose to the Agent on or before it becomes a Party; or

(ii)	any other notified by that Party for this purpose to the Agent by not less than five Business Days’ notice.

(B)	The address and facsimile number of the Company are:-

Address:	East Putney House
84 Upper Richmond Road
London SW15 2ST

Fax:	020 8877 9700

For the attention of:	Director of Finance with a copy to the Company Secretary

or such other address and/or facsimile number as the Company may notify to the other Parties by not less than five Business Days’ notice.

(C)	The address and facsimile number of the Original Borrower are:

Address:	East Putney House
84 Upper Richmond Road
London SW15 2ST

Fax:	020 8877 9700

For the attention of:	Director of Finance with a copy to the Company Secretary

or such other address and/or facsimile number as the Original Borrower may notify to the other Parties by not less than five Business Days’ notice.

(D)	The address and facsimile number of the Agent are:-

Address:	2½ Devonshire Square
London EC2M 4BB
Attention: LoansAdministration / LAU

Fax:	020 7615 7673

or such other address and/or facsimile number as the Agent may notify to the other Parties by not less than five Business Days’ notice.

(E)	All notices from or to an Obligor shall be sent through the Agent.

(F)	The Agent shall, promptly upon request from any Party, give to that Party the address or facsimile number of any other Party applicable at the time for the purposes of this Clause.

32.3	Electronic communication

(a)	Any communication to be made between the Agent and a Bank under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Bank:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)	Any electronic communication made between the Agent and a Bank will be effective only when actually received in readable form and in the case of any electronic communication made by a Bank to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

33.	LANGUAGE

(A)	Any notice given under or in connection with any Finance Document shall be in English.

(B)	All other documents provided under or in connection with any Finance Document shall be:-

(i)	in English; or

(ii)	if not in English, accompanied by a certified English translation and, in this case, the English translation shall prevail unless the document is a statutory or other official document.

34.	JURISDICTION

34.1	Submission

(A)	For the benefit of each Finance Party, each Obligor agrees that the courts of England have jurisdiction to settle any disputes in connection with any Finance Document and accordingly submits to the jurisdiction of the English courts.

(B)	Without prejudice to paragraph (A) above and for the benefit of each Finance Party, each U.S. Borrower agrees that any New York State court or, to the extent permitted by law, Federal court, sitting in New York City has jurisdiction to settle any disputes in connection with this Agreement and accordingly submits to the jurisdiction of those courts.

34.2	Service of process

Without prejudice to any other mode of service, each Obligor:

(A)	(i	)	(other than an Obligor incorporated in England and Wales) irrevocably appoints the Company as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document;

	(ii	)	(other than a Borrower incorporated in the State of New York) irrevocably appoints CT Corporation System as its agent for service of process in relation to any proceedings before any courts located in the State of New York in connection with this Agreement;

	(iii	)	agrees (as appropriate) to maintain an agent for service of process in England and/or in the State of New York until all Commitments have terminated and the Loans and all other amounts payable under the Finance Documents have been finally, irrevocable and indefeasibly repaid in full;

	(iv	)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned;

	(v	)	agrees that if the appointment of any person mentioned in sub-paragraph (i) or (ii) above ceases to be effective, it shall immediately appoint a further person in England or in the State of New York, as appropriate, to accept service of process on its behalf in England or in the State of New York, as appropriate, and, if it does not appoint a process agent within 15 days, the Agent is entitled and authorised to appoint a process agent for that Obligor by notice to that Obligor; and

(B)	consents to the service of process relating to any proceedings before the English or New York courts by prepaid posting of a copy of the process to its address for the time being applying under Clause 32.2 (Addresses for notices).

34.3	Forum conveniens and enforcement abroad

(A)	Each Obligor:-

(i)	waives objection to the courts to whose jurisdiction it has submitted under this Agreement on grounds of inconvenient forum or otherwise as regards proceedings in connection with a Finance Document; and

(ii)	agrees that any such judgment or order in connection with a Finance Document is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.

(B)	The Company agrees that any judgment or order against any Foreign Borrower in the New York state or federal court in connection with a Finance Document will be treated by it as conclusive and binding as regards any claim which may be made against it in its capacity as guarantor of such Foreign Borrower.

34.4	Non-exclusivity

Nothing in this Clause 34 limits the right of a Finance Party to bring proceedings against an Obligor in connection with any Finance Document:-

(A)	in any other court of competent jurisdiction; or

(B)	concurrently in more than one jurisdiction.

35.	WAIVER OF JURY TRIAL

THE OBLIGORS AND THE FINANCE PARTIES WAIVE ANY RIGHTS THEY MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED ON OR ARISING FROM THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

36.	GOVERNING LAW

This Agreement is governed by English law.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

BANKS AND COMMITMENTS

Banks	Commitment £
BNP Paribas London Branch	50,000,000
Citibank, N.A.	50,000,000
Dresdner Bank AG London Branch	50,000,000
HSBC Bank plc	50,000,000
The Royal Bank of Scotland plc	50,000,000
JP Morgan Chase Bank	50,000,000
SunTrust Bank	50,000,000
The Governor & Company of the Bank of Ireland	50,000,000

Total Commitments	400,000,000

SCHEDULE 2

CONDITIONS PRECEDENT DOCUMENTS

PART I

TO BE DELIVERED BEFORE THE FIRST DRAWDOWN

1.	All Borrowers

A copy of the memorandum and articles of association and certificate of incorporation of each Borrower.

2.	Company

(A)	A copy of a resolution of the board of directors or a copy of a resolution of a committee or sub-committee of the board of directors (if any) of the Company:-

(i)	approving the terms of, and the transactions contemplated by, this Agreement and resolving that the Company execute this Agreement; and

(ii)	authorising a specified person or persons to execute this Agreement on its behalf;

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices to be signed and/or despatched by it under or in connection with this Agreement;

(B)	If applicable, a copy of a resolution of the board of directors of the Company establishing the committee or sub-committee referred to in paragraph (A) above.

(C)	a specimen of the signature of each person authorised by the resolution referred to in paragraph (A) above;

(D)	a certificate of a director of the Company confirming that the borrowing of the Total Commitments in full would not cause any borrowing or guaranteeing limit binding on any Obligor to be exceeded; and

(E)	a certificate of an authorised signatory of the Company certifying that each copy document specified in Part I of this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

3.	Original Borrower

(A)	A copy of a resolution of the board of directors and a copy of a resolution of a committee or sub-committee of the board of directors (if any) of the Original Borrower:-

(i)	approving the terms of, and the transactions contemplated by, this Agreement and resolving that it execute this Agreement and the Agent’s Fee Letter;

(ii)	authorising a specified person or persons to execute this Agreement and the Agent’s Fee Letter on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, and to sign and/or despatch all other documents and notices to be signed and/or despatched by it under or in connection with this Agreement.

(B)	If applicable, a copy of a resolution of the board of directors of the Original Borrower establishing the committee or sub-committee referred to in paragraph (A) above.

(C)	A copy of a resolution signed by all the holders of issued or allotted shares in the Original Borrower approving the terms of, and the transactions contemplated by, this Agreement.

(D)	A specimen of the signature of each person authorised by the resolutions referred to in paragraph (A) and (C) above.

4.	Other documents

(A)	Evidence that the process agents referred to in Clause 34.2 (Service of process) have accepted their appointments under that Clause.

(B)	Evidence of the issue of a notice of cancellation of the Existing Facility.

(C)	A copy of any other authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable in connection with the entry into and performance of, and the transactions contemplated by, any Finance Document or for the validity and enforceability of any Finance Document.

(D)	A copy of the Company’s and Original Borrower’s standard payment instructions.

5.	Legal opinion

(A)	A legal opinion of Allen & Overy, legal advisers to the Banks and the Agent, substantially in the form of Schedule 6, addressed to the Finance Parties.

(B)	A legal opinion of legal advisers to the Banks and the Agent in each jurisdiction of a Borrower (other than where it is incorporated in England and Wales) addressed to the Finance Parties.

6.	Litigation

A list of any litigation, arbitration or administrative proceedings in accordance with Clause 16.10 (Litigation).

7.	The Original Group Accounts

PART II

TO BE DELIVERED BY AN ADDITIONAL BORROWER

1.	A Borrower Accession Agreement, duly executed by the Additional Borrower and the Company.

2.	A copy of the memorandum and articles of association and certificate of incorporation of the Additional Borrower.

3.	A copy of a resolution of the board of directors or a committee or sub-committee of the board of directors (if any) of the Additional Borrower:-

(i)	approving the terms of, and the transactions contemplated by, the Borrower Accession Agreement and resolving that it execute the Borrower Accession Agreement;

(ii)	authorising a specified person or persons to execute the Borrower Accession Agreement on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices to be signed and/or despatched by it under or in connection with this Agreement.

4.	If applicable, a copy of a resolution of the board of directors of the Additional Borrower establishing the committee referred to in paragraph 3 above.

5.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above.

6.	A certificate of a director of the Additional Borrower confirming that the borrowing of the Total Commitments in full would not cause any borrowing limit binding on it to be exceeded.

7.	A copy of any other authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable in connection with the entry into and performance of, and the transactions contemplated by, the Borrower Accession Agreement or for the validity and enforceability of any Finance Document.

8.	If available, the latest audited accounts of the Additional Borrower.

9.	A certificate of an authorised signatory of the Additional Borrower certifying that each copy document specified in Part II of this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of the Borrower Accession Agreement.

10.	A copy of the Additional Borrower’s standard payment instructions.

11.	Evidence that the process agents referred to in Clause 34.2 (Service of process) have accepted their appointment under that Clause in respect of the Additional Borrower.

12.	A legal opinion of Allen & Overy, legal advisers to the Banks and the Agent, addressed to the Finance Parties.

13.	A legal opinion of legal advisers to the Banks and the Agent in the jurisdiction of the Additional Borrower (where it is not incorporated in England and Wales), addressed to the Finance Parties.

SCHEDULE 3

CALCULATION OF THE MANDATORY COST

(A)	General

The Mandatory Cost for a Loan for its Term is the rate determined by the Agent to be equal to the arithmetic mean (rounded upward, if necessary, to four decimal places) of the respective rates notified by each of the Reference Banks to the Agent and calculated in accordance with the following provisions:

(B)	For a Reference Bank lending from a Facility Office in the UK in relation to a Loan denominated in Sterling:

BY + S(Y-Z) + F x 0.01 % per annum

100-(B + S)

in relation to any other Loan:

F x 0.01 % per annum

    300

where on the day of application of a formula:

B	is the percentage of the Reference Bank’s eligible liabilities (in excess of any stated minimum) which the Bank of England requires the Reference Bank to hold on a non-interest-bearing deposit account in accordance with its cash ratio requirements;

Y	is the percentage rate of LIBOR for the relevant Term or, where the Loan is denominated in euros, is EURIBOR for that Term;

S	is the percentage of the Reference Bank’s eligible liabilities which the Bank of England requires the Reference Bank to place as an interest bearing special deposit;

Z	is the percentage rate per annum payable by the Bank of England on interest bearing special deposits; and

F	is the charge payable by the Reference Bank to the Financial Services Authority for the acceptance of deposits pursuant to the Fees Rules (but, for this purpose calculated on a notional basis as being the average of the fee tariffs within fee-block Category A1 (Deposit acceptors) of the Fees Rules, applying any applicable discount, and ignoring any minimum fee or zero-rated band under the Fees Rules) and expressed in pounds per £1 million of the tariff base of the Reference Bank.

(i)	For the purposes of this Schedule 3:

(a)	“eligible liabilities” and “special deposits” have the meanings given to them at the time of application of the formula by the Bank of

England or under or pursuant to the Bank of England Act 1998 (as may be appropriate);

(b)	“Fees Rules” means the rules on periodic fees in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for accepting deposits; and

(c)	“tariff base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

(ii)	In the application of the formula, B, Y, S and Z are included in the formula as figures and not as percentages, e.g. if B = 0.5% and Y = 15%, BY is calculated as 0.5 x 15. A negative result obtained from subtracting Z from Y shall be taken as zero.

(iii)	If a Reference Bank does not supply a rate to the Agent, the applicable Mandatory Cost will be determined on the basis of the rate(s) supplied by the remaining Reference Banks.

(iv)	(a)	The formula is applied on the first day of the Term of that Loan.

	(b)	Each rate calculated in accordance with the formula is, if necessary, rounded upward to four decimal places.

(v)	If the Agent determines that a change in circumstances has rendered, or will render, the formula inappropriate, the Agent (after consultation with the Company and the Banks) shall notify the Company of the manner in which the Mandatory Cost will subsequently be calculated. The manner of calculation so notified by the Agent shall, in the absence of proven error, be binding on all the Parties.

(C)	For a Reference Bank lending from a Facility Office in a Participating Member State

The Mandatory Cost for any Reference Bank lending from a Facility Office in a Participating Member State will be the percentage notified by that Reference Bank to the Agent. This percentage will be certified by that Reference Bank in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Reference Bank’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

SCHEDULE 4

FORM OF REQUEST

To: [            ] as Agent

From: [BORROWER]

Date: [            ]

TOMKINS FINANCE PLC AND TOMKINS PLC - £400,000,000 Revolving Credit Agreement

Dated            , 2004

1.	We wish to utilise the Facility as follows:-

(a)	Drawdown Date: [ ]

(b)	Amount/Currency: [ ]

(c)	Term: [ ]

(d)	Payment instructions: [ ].

2.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Request.

By:

[BORROWER]

Authorised Signatory

SCHEDULE 5

FORMS OF ACCESSION DOCUMENTS

PART I

NOVATION CERTIFICATE

To: [                    ] as Agent

From: [THE EXISTING BANK] and [THE NEW BANK]

Date: [                    ]

TOMKINS FINANCE PLC AND TOMKINS PLC - £400,000,000 Revolving Credit Agreement

Dated                     , 2004

We refer to Clause 26.3 (Procedure for novations).

1.	We [ ] (the “Existing Bank”) and [ ] (the “New Bank”) agree to the Existing Bank and the New Bank novating all the Existing Bank’s Commitment (or part), rights and obligations referred to in the Schedule in accordance with Clause 26.3 (Procedure for novations).

2.	The specified date for the purposes of Clause 26.3(C) (Procedure for novations) is [date of novation].

3.	The Facility Office and address for notices of the New Bank for the purposes of Clause 32.2 (Addresses for notices) are set out in the Schedule.

4.	This Novation Certificate is governed by English law.

THE SCHEDULE

Commitment/rights and obligations to be novated

[insert relevant details].

[New Bank]

[Facility Office Address for notices]

[Existing Bank]	[New Bank]	[Agent]

By:	By:	By:

Date:	Date:	Date:

PART II

BORROWER ACCESSION AGREEMENT

To: [                    ] as Agent

From: [PROPOSED BORROWER], TOMKINS FINANCE PLC and TOMKINS PLC

Date: [                        ]

TOMKINS FINANCE PLC AND TOMKINS PLC - £400,000,000 Credit Agreement

Dated                 , 2004 (the “Credit Agreement”)

We refer to Clause 26.4 (Additional Borrowers).

[Name of company] of [Registered Office] (Registered no. [                    ]) (the “Proposed Borrower”) agrees to become an Additional Borrower and to be bound by the terms of the Credit Agreement as an Additional Borrower in accordance with Clause 26.4 (Additional Borrowers).

The address for notices of the Proposed Borrower for the purposes of Clause 32.2 (Addresses for notices) is:-

[

                                                         ]

This Agreement is governed by English law.

By:

[PROPOSED BORROWER] Authorised Signatory

By:

TOMKINS FINANCE PLC Authorised Signatory

By:

TOMKINS PLC Authorised Signatory

SCHEDULE 6

FORM OF LEGAL OPINION OF ALLEN & OVERY

To:	The Finance Parties named as

original parties to the Credit Agreement

(as defined below)

[                    ], 2004

Dear Sirs,

TOMKINS FINANCE PLC (the “Original Borrower”) and

TOMKINS PLC (the “Company”) - £400,000,000 Revolving Credit Agreement

Dated                     , 2004 (the “Credit Agreement”)

We have received instructions from and participated in discussions with [                    ] in connection with the Credit Agreement.

Unless otherwise defined in this opinion, terms defined in the Credit Agreement have the same meaning in this opinion.

For the purposes of this opinion we have examined the following documents:-

(a)	a signed copy of the Credit Agreement;

(b)	a certified copy of the memorandum and articles of association and certificate of incorporation of the Company and the Original Borrower;

(c)	certified copies of the minutes of meetings of the board of directors of the Company and the Original Borrower held on [ ] and [ ] respectively;

(d)	a certified copy of a resolution, signed by all the holders of the issued or allotted shares in the Original Borrower dated [ ]; and

(e)	a certificate of the Company confirming, amongst other things, that the entry into and performance of the Finance Documents will not contravene any borrowing or guarantee limit.

On [            ], 2004, we carried out a search of the Company and the Original Borrower at the Companies Registry. On [            ], 2004 we made a telephone search of the Company and the Original Borrower at the winding-up petitions at the Central Registry of Winding-Up Petitions.

The above are the only documents or records we have examined and the only searches and enquiries we have carried out.

We assume that:-

(i)	neither the Company nor the Original Borrower is unable to pay its debts within the meaning of section 123 of the Insolvency Act, 1986 at the time it enters into the Credit Agreement and will not, as a consequence of entering into the Credit Agreement, be unable to pay its debts within the meaning of that section;

(ii)	no step has been taken to wind up the Company or the Original Borrower, put either of the Company or the Original Borrower into administration or appoint a receiver, administrator, administrative receiver, trustee in bankruptcy or similar officer in respect of it or any of its assets although the searches of the Central Registry of Winding-Up Petitions referred to above give no indication that any winding-up or administration order or appointment of a receiver, administrator, administrative receiver, trustee in bankruptcy or similar officer has been made;

(iii)	all signatures and documents are genuine;

(iv)	all documents are and remain up-to-date;

(v)	the correct procedure was carried out for the board meeting referred to in paragraph (c) above; for example, there was a valid quorum, all relevant interests of directors were declared and the resolutions were duly passed at each of the meetings;

(vi)	any restrictions in the Company’s or the Original Borrower’s Articles of Association would not be contravened by the entry into and performance by the Company and the Original Borrower of the Credit Agreement;

(vii)	the Credit Agreement has been duly executed on behalf of the Company and the Original Borrower by the persons authorised by the resolutions passed at the relevant meeting referred to above; and

(viii)	the Credit Agreement is a legally binding, valid and enforceable obligation of each party to it other than the Company and the Original Borrower; and

(ix)	the guarantee contained in the Credit Agreement was given for the legitimate purposes of the Company and the Original Borrower and the giving of the guarantee may reasonably be regarded as having been in the interests of the Company and in the interests of the Original Borrower.

We do not express any opinion as to, nor have we investigated the laws of any jurisdiction other than England. It is assumed that no foreign law would affect any of the conclusions stated herein.

Subject to the qualifications set out below and to any matters not disclosed to us, it is our opinion that, so far as the present laws of England are concerned:-

(1)	Status: Each of the Company and the Original Borrower is a company incorporated with limited liability under the laws of England and is not in liquidation.

(2)	Powers and authority: Each of the Company and the Original Borrower has the corporate power to enter into and perform the Credit Agreement and has taken all necessary corporate action to authorise the execution, delivery and performance of the Credit Agreement.

(3)	Legal validity: The Credit Agreement constitutes the legally binding, valid and enforceable obligation of the Company and the Original Borrower.

(4)	Non-conflict: The execution, delivery and performance by the Company and the Original Borrower of the Credit Agreement will not violate any provision of (i) any existing English law applicable to companies generally, or (ii) the memorandum or articles of association of the Company or, as the case may be, the Original Borrower.

(5)	Consents: No authorisations of governmental, judicial or public bodies or authorities in England are required by the Company or the Original Borrower in connection with the performance, validity or enforceability of the Credit Agreement.

(6)	Taxes: All payments due from the Company or the Original Borrower under the Credit Agreement may be made without deduction of any United Kingdom Taxes if, in the case of any interest, the person that made the Loan to which the interest relates was, at the time of making the Loan, a “bank” as defined in section 840A of the Income and Corporation Taxes Act 1988 and the person beneficially entitled to the interest is within the charge to United Kingdom corporation tax as respects that interest at the time the interest is paid.

(7)	Registration requirements: It is not necessary or advisable to file, register or record the Credit Agreement in any public place or elsewhere in England.

(8)	Stamp duties: No stamp, registration or similar Tax or charge is payable in England in respect of the Credit Agreement.

This opinion is subject to the following qualifications:-

(i)	This opinion is subject to all insolvency and other laws affecting the rights of creditors generally.

(ii)	No opinion is expressed on matters of fact.

(iii)	We assume that no foreign law affects the conclusions stated above.

(iv)	The term “enforceable” means that a document is of a type and form enforced by the English courts. It does not mean that each obligation will be enforced in accordance with its terms. Certain rights and obligations may be qualified by the non-conclusivity of certificates, doctrines of good faith and fair conduct, the availability of equitable remedies and other matters, but in our view these qualifications would not defeat your legitimate expectations in any material respect.

This opinion is given for your sole benefit and may not be relied upon by or disclosed to any other person.

Yours faithfully

SCHEDULE 7

EXISTING SYNDICATED FACILITY

£400,000,000 multicurrency revolving credit agreement dated 8th April, 2002 between the Company, Lloyds TSB Bank PLC as agent and the various financial institutions listed in the agreement.

SCHEDULE 8

FORM OF RESIGNATION LETTER

To: [            ] as Agent

From: [RESIGNING ADDITIONAL BORROWER], TOMKINS FINANCE PLC and TOMKINS PLC

Date: [            ]

TOMKINS FINANCE PLC AND TOMKINS PLC - £400,000,000 Credit Agreement

Dated                     (the “Credit Agreement”)

1.	We refer to the Credit Agreement. This is a Resignation Letter. Terms defined in the Credit Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2.	Pursuant to Clause 26.7 (Resignation of an Additional Borrower), we request that [resigning Additional Borrower] be released from its obligations as an Additional Borrower under the Credit Agreement.

3.	We confirm that no Default is continuing or would result from the acceptance of this request.

This Resignation Letter is governed by English law.

By:

[RESIGNING ADDITIONAL BORROWER] Authorised Signatory

By:

TOMKINS FINANCE PLC Authorised Signatory

By:

TOMKINS PLC Authorised Signatory

SIGNATORIES

ORIGINAL BORROWER

TOMKINS FINANCE PLC

By:

COMPANY

TOMKINS PLC

By:

BANKS

AGENT

THE ROYAL BANK OF SCOTLAND PLC

By:

BNP PARIBAS LONDON BRANCH

Address: 10 Harewood Avenue, London NW1 6AA

By:

CITIBANK, N.A.

Address: Citigroup Centre, 33 Canada Square, Canary Wharf, London E14 5LB

By:

DRESDNER BANK AG LONDON BRANCH

Address: P.O. Box 18075, Riverbank House, 2 Swan Lane, London EC4R 3UX

By:

HSBC BANK PLC

Address: 8 Canada Square, Canary Wharf, London, E14 5HQ

By:

THE ROYAL BANK OF SCOTLAND PLC

Address: Corporate & Institutional Banking, 8th Floor, 135 Bishopsgate, London, EC2M 3UR

By:

JPMORGAN CHASE BANK

Address: 125 London Wall, London EC2Y 5AJ

By:

SUNTRUST BANK

Address: 303 Peachtree Street, NE, Mail Code 1928, Atlanta, GA 30308, United States of America

By:

THE GOVERNOR & COMPANY OF THE BANK OF IRELAND

Address: Lower Baggot Street, Dublin 2, Ireland

By:

DATED 9 February, 2004

TOMKINS FINANCE PLC

as borrower

- and -

TOMKINS PLC

as guarantor

- and -

THE ROYAL BANK OF SCOTLAND PLC

as agent

- and -

The Financial Institutions

listed in Schedule 1

£400,000,000

MULTICURRENCY REVOLVING

CREDIT AGREEMENT

Slaughter and May

One Bunhill Row

London EC1Y 8YY

For the Borrower

Allen & Overy

One New Change

London EC4M 9QQ

For the Finance Parties

CD040120079

24.	EVIDENCE AND CALCULATIONS	54

25.	AMENDMENTS AND WAIVERS	55

26.	CHANGES TO THE PARTIES	56

27.	DISCLOSURE OF INFORMATION	59

28.	SET-OFF	60

29.	PRO RATA SHARING	60

30.	SEVERABILITY	61

31.	COUNTERPARTS	61

32.	NOTICES	61

33.	LANGUAGE	63

34.	JURISDICTION	64

35.	WAIVER OF JURY TRIAL	65

36.	GOVERNING LAW	65

SCHEDULE 1 VARIOUS PARTIES		66

SCHEDULE 2 CONDITIONS PRECEDENT DOCUMENTS		67

SCHEDULE 3 CALCULATION OF THE MANDATORY COST		71

SCHEDULE 4 FORM OF REQUEST		73

SCHEDULE 5 FORMS OF ACCESSION DOCUMENTS		74

SCHEDULE 6 FORM OF LEGAL OPINION OF ALLEN & OVERY		76

SCHEDULE 7 EXISTING SYNDICATED FACILITIES		79

SCHEDULE 8 FORM OF RESIGNATION LETTER		80